Exhibit 10.31

MASTER LEASE

by and between

MRT of San Antonio TX – SNF I, LLC

MRT of San Antonio TX – SNF II, LLC

MRT of Graham TX – SNF, LLC

MRT of Kemp TX – SNF, LLC

MRT of Kerens TX – SNF, LLC

MRT of Brownwood TX – SNF, LLC

MRT of El Paso TX – SNF, LLC

MRT of Kaufman TX – SNF, LLC

MRT of Longview TX – SNF, LLC

MRT of Mt. Pleasant TX – SNF, LLC

(as “Landlord”)

and

GruenePointe 1 Graham, LLC,

GruenePointe 1 El Paso, LLC,

GruenePointe 1 Kerens, LLC,

GruenePointe 1 Casa Rio, LLC,

GruenePointe 1 River City, LLC,

GruenePointe 1 Brownwood, LLC,

GruenePointe 1 Longview, LLC,

GruenePointe 1 Kemp, LLC,

GruenePointe 1 Mt. Pleasant, LLC,

GruenePointe 1 Kaufman, LLC

(as “Tenant”)

Dated: July 29, 2015

MASTER LEASE

THIS MASTER LEASE (this “Lease”) made and entered into this 29th day of July, 2015, by and between MRT of San Antonio TX - SNF I, LLC, MRT of San Antonio TX - SNF II, LLC, MRT of Graham TX - SNF, LLC, MRT of Kemp TX - SNF, LLC, MRT of Kerens TX - SNF, LLC, MRT of Brownwood TX - SNF, LLC, MRT of El Paso TX - SNF, LLC, MRT of Kaufman TX - SNF, LLC, MRT of Longview TX - SNF, LLC, and MRT of Mt. Pleasant TX - SNF, LLC, each a Delaware limited liability company (collectively, the “Landlord”), and GruenePointe 1 Graham, LLC, GruenePointe 1 El Paso, LLC, GruenePointe 1 Kerens, LLC, GruenePointe 1 Casa Rio, LLC, GruenePointe 1 River City, LLC, GruenePointe 1 Brownwood, LLC, GruenePointe 1 Longview, LLC, GruenePointe 1 Kemp, LLC, GruenePointe 1 Mt. Pleasant, LLC, and GruenePointe 1 Kaufman, LLC, each a Texas limited liability company (collectively referred to herein as the “Tenant”, and sometimes individually as a “Tenant”, as the context requires).

W I T N E S S E T H:

WHEREAS, Landlord has entered into a Purchase Agreement, dated July 29, 2015 (as the same may be amended from time to time, the “Purchase Agreement”), with GruenePointe Acquisition I, LLC (the “Seller”), to purchase the Leased Property, as defined below; and

WHEREAS, contemporaneously with the purchase and sale of the Leased Property, Landlord desires to lease the Leased Property to Tenant and Tenant desires to lease the Leased Property from Landlord; and

WHEREAS, as an inducement to Landlord to lease the Leased Property to Tenant pursuant to this Lease, Jerry Williamson, Horace Winchester, David E. Gunderson, Kenneth A. Kristofek, and Stanley K. Bradshaw III, GruenePointe Holdings, LLC, a Texas limited liability company (“GP Holdings”), GruenePointe Salvado, LLC, a Texas limited liability company (“GP Salvado”), and OnPointe Management, LLC, a Texas limited liability company (collectively, the “Guarantors”), have executed and delivered to Landlord that certain Guaranty Agreement, dated of even date herewith (the “Guaranty Agreement”), jointly and severally guarantying the performance of all of the obligations of Tenant under this Lease; and

WHEREAS, it is the parties’ intention to set forth their respective covenants and obligations in a single agreement, not merely as a matter of convenience, but because the leasing of the ten (10) properties comprising the Leased Property as an inseparable unit is a special and essential inducement to Landlord to enter into this transaction, and but for the leasing of such ten (10) properties together as an inseparable whole, Landlord would not have entered into this Lease; and

WHEREAS, the parties agree and acknowledge that the amount set forth herein as Rent (defined below) is calculated on the basis of leasing the said ten (10) properties together as a single, inseparable group and is non-allocable among the ten (10) properties, and that it would be impossible to allocate to any one or more of the properties a divisible portion of the Rent; and

WHEREAS, the parties agree and acknowledge and are forever estopped from asserting to the contrary that if, notwithstanding the provisions of these Recitals, this Lease were to be determined or found to be in any proceeding, action or arbitration under state or federal bankruptcy, insolvency, debtor-relief or other applicable laws to constitute multiple leases demising multiple properties, such multiple leases could not, by the debtor, trustee, or any other party, be selectively or individually assumed, rejected or assigned; and

WHEREAS, Tenant hereby acknowledges and agrees that Landlord, as consideration and inducement for Landlord leasing the Leased Property to Tenant, requires that this Lease provide that a default under all future lease agreements by and between an affiliate of Landlord, on the one hand, and an affiliate of Tenant, on the other hand (collectively, the “Other Leases”), shall constitute a default under this Lease and vice-versa and that without such a “cross default” provision Landlord would not lease the Leased Property to Tenant; and

WHEREAS, it is the parties’ intention and understanding that nothing in this Lease, including any rights of Landlord to inspect the Leased Property or gain access to any of Tenant’s information, shall constitute or be deemed to constitute a duty on the part of Landlord to provide for the safety and well being of any resident of the Facilities (as defined below), which shall be the sole and exclusive responsibility of Tenant.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, it is agreed as follows:

ARTICLE 1

DEFINITIONS

1.1 The terms defined in this Article shall, for all purposes of this Lease and all agreements supplemental hereto, have the meaning herein specified.

(a) “Additional Rent” shall mean, with respect to any Lease Year, an amount equal to twenty percent (20%) of the amount by which Subject Facility Revenue for such Lease Year exceeds the Subject Facility Revenue for the initial Lease Year.

(b) “Adverse Event” shall have the meaning ascribed to such term in Section 4.4.

(c) “Affiliate” shall mean, with respect to any person, any person that, directly or indirectly, controls or is controlled by or is under common control with such person. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests. For the purposes of this definition, “person” shall mean any natural person, trust, partnership, corporation, joint venture or other legal entity and shall exclude Granite Investment Group and related entities.

(d) “Base Rent” shall have the meaning ascribed to such term in Section 4.1.

(e) “Casualty” shall have the meaning ascribed to such term in Section 11.3.

(f) “Closing” shall have the meaning as defined in the Purchase Agreement.

(g) “Closing Costs” shall mean any and all costs incurred by Landlord (and not reimbursed by Tenant) in connection with Landlord’s investigation and acquisition of the Leased Property pursuant to the Purchase Agreement, including, without limitation, costs, fees and expenses relating to or incurred for broker fees, surveys, appraisals, reimbursement review, market studies, compliance reviews, environmental studies and investigations, engineering reports, title insurance, UCC searches, regulatory approval, change of ownership and attorneys’ fees.

(h) “Closing Date” shall have the meaning ascribed to such term in Section 33.1.

(i) “Commencement Date” shall mean the date of the Closing under the Purchase Agreement.

(j) “Consumer Price Index” means the Consumer Price Index for All Urban Consumers, U.S. All Items (1982-1984=100), published by the Bureau of Labor Statistics, U.S. Department of Labor or any successor thereto (“BLS”). If the BLS changes the publication frequency of the Consumer Price Index so that a Consumer Price Index is not available to make a rent adjustment as specified herein, the rent adjustment shall be based on the percentage difference between the Consumer Price Index for the closest preceding month for which a Consumer Price Index is available and the Consumer Price Index for the comparison month as required by this Lease. If the BLS changes the base reference period for the Consumer Price Index from 1982-1984=100, the rent adjustment shall be determined with the use of such conversion formula or table as may be published by the BLS. If the BLS otherwise substantially revises, or ceases publication of, the Consumer Price Index, then a substitute index for determining rent adjustments, issued by the BLS or by a reliable governmental or other nonpartisan publication, shall be reasonably selected by Landlord.

(k) “Default Rate” shall have the meaning ascribed to such term in Section 10.1.

(l) “Demised Premises” shall mean, collectively, the Land, the Facilities, any other improvements now or hereafter located on the Land, and all easements, tenements, hereditaments and appurtenances thereto.

(m) “EBITDAR” shall mean, for any period, (i) the aggregate net income of Tenant for such period, plus (ii) to the extent deducted in determining such aggregate net income, without duplication, (A) interest expense, (B) income taxes, (C) depreciation and amortization expenses, (D) rent and deferred rent expense for leases of real property, (E) all extraordinary expenses, including non-cash, or non-recurring losses and expenses, (F) non-cash compensation expenses arising from the issuance of stock, options to purchase stock, and stock appreciation rights and settlement costs and legal expenses related to the grant and exercise of stock options, and (G) non-recurring or special Tenant employee bonuses as well as non-recurring special corporate level bonuses, including expenses and employer taxes related to the payment of such bonuses, all as determined in accordance with GAAP.

(n) “EBITDARM” shall mean, for any period, EBITDAR for such period, plus, to the extent deducted in determining such EBITDAR, management fees.

(o) “environmental laws” shall have the meaning ascribed to such term in Section 34.2.

(p) “Facilities” shall mean the skilled nursing facilities respectively situated on the Land and identified on Exhibit A hereto.

(q) “Facility Property” shall mean, with respect to any Facility, such Facility and the Land upon which it is situated.

(r) “Financial Statements” shall have the meaning ascribed to such term in Section 30.1.

(s) “First Extended Term” shall have the meaning ascribed to such term in Section 3.3.

(t) “Fixed Charges” means, for any period, the aggregate amount, on a consolidated basis, of (A) scheduled principal payments for such period in respect of indebtedness, excluding balloon payments and principal payments from time to time on any accounts receivable/payable working capital line of credit provided by a commercial lender, (B) scheduled payments (including but not limited to principal and interest payments) for such period related to equipment financing and/or capital leasing (to the extent not included in clause (A) above), (C) non-financed capital expenditures during such period, excluding construction in progress expenditures, (D) required payments during such period of interest on indebtedness, and (E) scheduled payments of rent for such period on any real estate leases and equipment operating leases.

(u) “Guarantors” shall have the meaning ascribed to such term in the recitals of this Lease.

(v) “hazardous substance” shall have the meaning ascribed to such term in Section 34.2.

(w) “Impositions” shall have the meaning ascribed to such term in Section 4.3.

(x) “Initial Term” shall have the meaning ascribed to such term in Section 3.1.

(y) “Intangibles” shall have the meaning ascribed to such term in Section 33.1.

(z) “Land” shall mean, collectively, all of the parcels of real property on which the Facilities are respectively located and which are more fully described on Exhibit B hereto.

(aa) “Landlord” shall have the meaning ascribed to such term in the introductory paragraph of this Lease.

(bb) “Landlord Party” shall have the meaning ascribed to such term in Section 24.1.

(cc) “Lease” shall mean this Master Lease.

(dd) “Lease Year” shall mean a twelve (12) month period commencing on the date of the Closing, and on each anniversary of the Closing thereafter, except that if the Closing is other than the first day of a calendar month, then the first Lease Year shall be the period from the Closing through the date twelve (12) months after the last day of the calendar month in which the Closing occurs, and each subsequent Lease Year shall be the period of twelve (12) months following the last day of the prior Lease Year.

(ee) “Leased Property” shall mean, collectively, the Demised Premises and the Personal Property.

(ff) “Material Adverse Change” shall mean any change that (i) constitutes a material violation of any material Healthcare Law not cured within thirty (30) days, unless such violation is being contested or appealed by appropriate proceedings, or (ii) has materially impaired the ability of any Guarantor to perform the obligations set forth in the Guaranty, or (iii) has materially impaired the ability of the Tenant to perform its obligations or to consummate the transactions under this Lease.

(gg) “Mortgage/Underlying Lease” shall have the meaning ascribed to such term in Section 25.1.

(hh) “Mortgagee/Underlying Lessor” shall have the meaning ascribed to such term in Section 25.1.

(ii) “Permitted Use” means, as to each Facility Property, the operation of a skilled nursing facility licensed for the number of beds, and certified for the number of Medicare beds and for the number of Medicaid beds as indicated with respect to such Facility Property on Exhibit A hereto, as well as uses incidental thereto, all in full compliance with all rules, regulations and minimum standards applicable thereto, as prescribed by the State of Texas and such other governmental authorities having jurisdiction thereof, and for any other purpose mutually agreed upon in writing by Landlord and Tenant, and for no other purpose.

(jj) “Personal Property” shall have the meaning ascribed to such term in the recitals of this Lease.

(kk) “Proper Successor” shall have the meaning ascribed to such term in Section 32.5 of this Lease.

(ll) “Purchase Agreement” shall have the meaning ascribed to such term in the recitals of this Lease.

(mm) “Purchase Price” shall have the meaning as defined in the Purchase Agreement.

(nn) “Rent” shall mean, collectively, Base Rent and Additional Rent.

(oo) “Second Extended Term” shall have the meaning ascribed to such term in Section 3.4.

(pp) “Security Deposit” shall have the meaning ascribed to such term in Section 23.3.

(qq) “Subject Facilities” means the following Facilities: Songbird Lodge (Brownwood), River City Care Center (San Antonio), Kerens Care Center, and Graham Oaks Care Center.

(rr) “Subject Facility Revenue” shall mean, for any Lease Year, the aggregate gross patient care revenues derived by Tenant for such year in connection with the operation of the Subject Facilities, minus any and all Supplemental Management Fees derived by Tenant for such year in connection with the Subject Facilities.

(ss) “Supplemental Management Fees” shall mean any supplemental fees or payments received by Tenant in its capacity as manager of any Facility that, during the Term of this Lease, participates in the Minimum Payment Amount Program (MPAP), Quality Incentive Payment Program (QIPP) or other Intergovernmental Transfer (IGT) program as established by the Texas Health and Human Services Commission (HHSC), and which supplemental fees or payments are attributable to the supplemental payments received by such Facilities pursuant to such program.

(tt) “Taking” shall have the meaning ascribed to such term in Section 16.1.

(uu) “Taxes and Assessments” shall have the meaning ascribed to such term in Section 6.1.

(vv) “Tenant” shall have the meaning ascribed to such term in the introductory paragraph of this Lease.

(ww) “Tenant’s Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (i) the aggregate EBITDAR of Tenant for such period, to (ii) the aggregate Fixed Charges of Tenant for such period.

(xx) “Tenant’s Net Working Capital” shall mean, as of any date, the amount by which the aggregate current assets of Tenant as of such date exceed the aggregate current liabilities of Tenant as of such date, as determined in accordance with GAAP.

(yy) “Tenant’s Net Worth” shall mean, as of any date, members’ equity as of such date, as defined by accounting principles generally accepted in the United States.

(zz) “Tenant’s Rent Coverage Ratio” shall mean, for any period, the ratio of (i) the aggregate EBITDAR of Tenant for such period, to (ii) Base Rent for such period.

(aaa) “Term” shall have the meaning ascribed to such term in Section 3.7.

(bbb) “Test Date” means the last day of each calendar quarter during the Term, beginning with the first such date to occur that is at least three (3) months after the Commencement Date.

(ccc) All other terms shall be as defined in the other sections of this Lease.

ARTICLE 2

DEMISED PREMISES AND PERSONAL PROPERTY

2.1 For and in consideration of the Base Rent to be paid and the other covenants and agreements hereinafter to be kept and performed by the parties, Landlord does hereby lease unto Tenant, and Tenant does hereby lease from Landlord, the Leased Property for the Term, for use and operation therein and thereon for the Permitted Use.

2.2 Except in the circumstance of any unavoidable Casualty (as defined in Section 11.3 herein), throughout the Term, Tenant shall use or cause the Demised Premises to be used continuously for the Permitted Use.

2.3 Upon the expiration or termination of this Lease for any reason, the Demised Premises, with the improvements located therein and all the Personal Property shall be surrendered in good order, condition and repair (ordinary wear and tear excepted).

2.4 Landlord and Tenant agree that this Lease constitutes a single and indivisible lease as to all of the Demised Premises collectively and shall not be subject to severance or division unless and to the extent, pursuant to Section 18.5, Landlord elects to effect a partial assignment of this Lease. In furtherance of and subject to the foregoing, Landlord and Tenant each (a) waives any claim or defense based upon the characterization of this Lease as anything other than a master lease of all the Demised Premises and irrevocably waives any claim or defense that asserts that this Lease is anything other than a master lease, (b) covenants and agrees that it will not assert that this Lease is anything but a unitary, unseverable instrument pertaining to the lease of all, but not less than all, of the Demised Premises, (c) stipulates and agrees not to challenge the validity, enforceability or characterization of this Lease of the Demised Premises as a unitary, unseverable instrument pertaining to the lease of all, but not less than all, of the Demised Premises, and (iv) shall support the intent of the parties that this Lease is a unitary, unseverable instrument pertaining to the lease of all, but not less than all, of the Demised Premises, if, and to the extent that, any challenge occurs. To the extent that legal, tax or title insurance requirements in consummating the purchase of the Demised Premises by Landlord or leasing the Demised Premises to Tenant, may require, or may have required, individual purchase price allocations (including allocations of values for individual state transfer tax purposes and title insurance coverage amounts) or individual rent allocations (including allocations of rents in certain states for tax purposes), Landlord and Tenant agree that such individual allocations are solely to comply with legal, tax or title insurance requirements, and shall not be used or construed, directly or indirectly, to vary the intent of Landlord and Tenant that this Lease constitutes a single and indivisible lease of all the Demised Premises collectively and is not an aggregation of separate leases.

ARTICLE 3

TERM OF LEASE

3.1 Except as expressly provided below, the initial term of this Lease with respect to any Leased Property (the “Initial Term”) shall commence on the Commencement Date and shall expire on the last day prior to the fifteenth (15th) anniversary of the Commencement Date. Notwithstanding anything contained herein to the contrary, if the Commencement Date occurs on any day other than the first day of a calendar month, the Initial Term shall commence on the Commencement Date and shall expire on the fifteenth (15th) anniversary of the last day of the calendar month in which the Commencement Date occurs, unless terminated earlier as provided for herein. Following the occurrence of the Commencement Date, Landlord and Tenant shall jointly execute a Declaration, in form and substance reasonably satisfactory to the parties, setting forth the calendar date of the Commencement Date

3.2 Tenant and Landlord hereby agree that this Lease, the obligations of Landlord and the rights and obligations of Tenant to lease the Leased Property pursuant to this Lease are subject to and conditioned upon the purchase of the Leased Property by Landlord.

3.3 Tenant shall have and is hereby granted the right and option to extend the Initial Term of this Lease for an extended term of five (5) Lease Years (the “First Extended Term”) upon and subject to all the terms, provisions and conditions hereof, except that Base Rent payable with respect to each Lease Year of the First Extended Term shall be the amount set forth in Section 4.1. The first Lease Year of the First Extended Term shall commence upon the day next following the expiration of the Initial Term.

3.4 In the event that Tenant shall have exercised the option contained in Section 3.3 above, Tenant shall have and is hereby granted the right and option to extend this Lease for an additional extended term of five (5) Lease Years (the “Second Extended Term”) upon and subject to all the terms, provisions and conditions hereof, except that Base Rent payable with respect to each Lease Year of the Second Extended Term shall be the amount set forth in Section 4.1. The first Lease Year of the Second Extended Term shall commence upon the day next following the expiration of the First Extended Term.

3.5 The options granted pursuant to Sections 3.3, 3.4 and 3.5 above may be exercised only if (a) there is no uncured Event of Default under this Lease at the time of exercise and at the time of the expiration of the Initial Term, the First Extended Term or the Second Extended Term, as applicable, and (b) there is no uncured Event of Default under the Other Leases at the time of exercise and at the time of the expiration of the Initial Term or the First Extended Term, as applicable. Said options shall be exercised by Tenant giving to Landlord written notice of Tenant’s election to do so not less than nine (9) full calendar months prior to the expiration of the Initial Term or the First Extended Term, as applicable.

3.6 The Initial Term, as it may be extended by the First Extended Term and the Second Extended Term, is hereinafter referred to as the “Term”.

ARTICLE 4

RENT

4.1 During the Term, Tenant shall pay to Landlord rental (“Base Rent”) for the Demised Premises and the Personal Property, over and above all other and additional payments to be made by Tenant as provided in this Lease, in an amount per annum equal to Twelve Million Three Hundred Twenty Five Thousand and no/100 Dollars ($12,325,000.00). On the first day of the second Lease Year, and on the first day of each Lease Year thereafter, through the Initial Term, the First Extended Term, and the Second Extended Term, as applicable, the Base Rent shall increase over the Base Rent as in effect as of the last day of the immediately preceding Lease Year by two percent (2.0%).

4.2 Base Rent shall be paid by Tenant to Landlord in equal monthly installments, together with all tax and insurance deposits required pursuant to Section 7.1, on the Commencement Date and thereafter on the first day of each calendar month in advance. In the event the date of the Closing shall be other than the first day of the month, Tenant shall pay to Landlord, on such date, a pro rata portion of the Base Rent together with a pro rata portion of all tax and insurance deposits required pursuant to Section 7.1, for the month in which the Closing occurs. Unless otherwise notified in writing, all payments of Rent shall be made payable to Landlord by wire transfer to the account specified on Exhibit C attached hereto, or to such other account as Landlord may designate in writing from time to time.

4.3 Within sixty (60) days following the end of the second Lease Year, and within sixty (60) days following the end of each Lease Year thereafter, Tenant shall pay to Landlord, in addition to the Base Rent, the Additional Rent for the Lease Year then ended; provided however, that if the Additional Rent for any Lease Year shall be in an amount equal to at least Eight Hundred Seventy Thousand and No/100 Dollars ($870,000.00), then (i) the payment of such Additional Rent for such Lease Year shall constitute the final payment of Additional Rent under this Lease, and (ii) the Base Rent as in effect as of the first day of the next ensuing Lease Year (after giving effect to the 2.0% escalation thereof) shall be increased by an amount equal to such final installment of Additional Rent.

4.4 This Lease is and shall be deemed and construed to be a “pure net” or “triple-net” lease and the Base Rent specified herein shall be net to Landlord in each year during the Term of this Lease. Landlord shall have no cost obligation, responsibility or liability whatsoever for repairing, operating, maintaining or owning the Premises during the Term of this Lease. Tenant does hereby indemnify Landlord against any and all such costs, expenses and obligations. Accordingly, Tenant shall pay Base Rent to Landlord during the Term free of any deduction, diminution or payment obligation on the part of Landlord for real property taxes and assessments, sales and use taxes, and all other taxes, assessments, utility charges, operating expenses, refurnishings, insurance premiums and any other charge or expense, levy, fine, fee or cost in connection with the Premises and the ownership, operation and maintenance, repair and replacement thereof, including but not limited to all expenses and charges, whether for upkeep, maintenance, operation, repair, refurnishing, refurbishing, restoration, replacement, insurance premiums, taxes, utilities, occupational licenses and other permits and other operating or other charges of a like nature or otherwise, whether known or unknown, ordinary or extraordinary, foreseen or unforeseen, anticipated or unanticipated, and in effect now or enacted hereafter (the foregoing collectively, “Impositions”).

4.5 Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856 et seq. of the Internal Revenue Code of 1986, as amended, and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners. In the event that this Lease or any document contemplated hereby could, in the reasonable opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights pursuant to this provision, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of this Lease with respect to such payment.

4.6 Notwithstanding any language contained in this Lease to the contrary, the parties agree and acknowledge that the amount set forth as Base Rent is calculated on the basis of leasing the Leased Property together as a single, inseparable group. The parties agree that the Base Rent payable hereunder is non-allocable among the Leased Properties. Further notwithstanding any language contained in this Lease to the contrary, the parties further agree and acknowledge that it would be impossible to allocate to any one or more of the Leased Properties a divisible portion of the Base Rent. Further notwithstanding any language contained in this Lease to the contrary, Tenant agrees and acknowledges that the leasing of the Leased Property as an inseparable whole was accepted by Landlord as a special and essential inducement to enter into this transaction, and but for Tenant’s agreement to lease the Leased Property as an inseparable whole, Landlord would not have entered into this Lease.

4.7 This Lease is a “true lease” and not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement or other financing or trust arrangement; the economic realities of this Lease are those of a true lease; and the business relationship created by this Lease and any related documents is solely that of a long-term commercial operating lease between Landlord and Tenant and has been entered into by both parties in reliance on the economic and legal bargains contained herein. In no event shall Tenant or any affiliate of Tenant claim depreciation, amortization or interest deductions as owner of any property for United States federal, state or local tax purposes (except as alterations not financed by Landlord). The Term is less than the remaining economic life of the Leased Property.

ARTICLE 5

LATE CHARGES AND INTEREST

5.1 Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges. Accordingly, if any installment of Base Rent shall not be received by Landlord when such amount shall be due, then without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default or breach with respect to any unpaid overdue amounts, nor prevent Landlord from exercising any of the other rights and remedies granted under this Lease, at law or in equity.

5.2 Any Base Rent or other amounts payable by Tenant to Landlord under this Lease that are not paid on the due date shall bear interest at the Default Rate from the due date until paid.

ARTICLE 6

PAYMENT OF TAXES AND ASSESSMENTS

6.1 Tenant will pay or cause to be paid, as provided herein, thirty (30) days before any fine, penalty, interest or cost may be added thereto for the non-payment thereof (or sooner if elsewhere herein required), all taxes assessed or levied by government (including but not limited to real estate taxes, ad valorem taxes, school taxes, assessments and personal property, intangible and use taxes, if any, imposed upon the Leased Property), assessments, licenses and permit fees, bed taxes, charges for public utilities imposed upon the Leased Property, and all governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever that during the Term may be assessed, levied, confirmed, imposed upon or become due and payable out of or in respect of, or become a lien on the Leased Property and/or Personal Property or any part thereof (hereinafter collectively referred to as “Taxes and Assessments”).

6.2 Any Taxes and Assessments relating to a fiscal period of any authority, a part of that is included within the Term and a part of which is included in a period of time before or after the Term, shall be adjusted pro rata between Landlord and Tenant and each party shall be responsible for its pro rata share of any such Taxes and Assessments.

6.3 Nothing herein contained shall require Tenant to pay income taxes assessed against Landlord, or capital levy, franchise, estate, succession or inheritance taxes of Landlord.

6.4 If any income, profits or revenue tax shall be levied, assessed or imposed upon the income, profits or revenue arising from Base Rent payable hereunder, partially or totally in lieu of or as a substitute for real estate or personal property taxes imposed upon the Leased Property, or otherwise, then Tenant shall be responsible for the payment of such tax.

ARTICLE 7

DEPOSITS FOR TAXES, ASSESSMENTS AND INSURANCE

7.1 Tenant shall be required to make deposits for Taxes and Assessments and, upon notice to Tenant, insurance premiums, and will make monthly deposits with Landlord, of an amount equal to one-twelfth (1/12) of the Taxes and Assessments or such greater amount as may be required by any Mortgage/Underlying Lease, and if Landlord exercises its option to require deposits for insurance premiums, an amount equal to one-twelfth (1/12) of the annual premiums for insurance on the Leased Property. Said deposits shall be due and payable on the first day of each month, shall not bear interest and shall be held, at Landlord’s option, by Landlord and/or Mortgagee/Underlying Lessor to pay the Taxes and Assessments and insurance premiums as they become due and payable. If the total of the monthly payments as made under this Article shall be insufficient to pay the Taxes and Assessments and insurance premiums when due, then Tenant shall on demand pay Landlord the amount necessary to make up the deficiency.

7.2 Any Taxes and Assessments relating to a fiscal period of any authority, a part of which is included within the Term and a part of which is included in a period of time after the Term, shall be adjusted pro rata between Landlord and Tenant and each party shall be responsible for its pro rata share of any such Taxes and Assessments.

ARTICLE 8

OCCUPANCY

8.1 During the Term, the Facilities demised hereunder shall be used and occupied by Tenant for the Permitted Use. Tenant shall at all times maintain in good standing and in full force and effect all the licenses, certifications and provider agreements issued by the State of Texas and any other applicable state or federal governmental agencies, permitting the operation of the Demised Premises for the Permitted Use. Tenant shall at all times use commercially reasonable efforts to maximize the number of occupied beds at the Demised Premises. Without Landlord’s prior written consent, which Landlord may withhold in its sole and absolute discretion, Tenant shall not apply for, or consent to, any reduction in the number of state licensed beds or Medicaid and Medicare certified beds at the Demised Premises.

8.2 Tenant will not suffer any act to be done or any condition to exist on the Demised Premises or any portion thereof that is unlawful, known to be dangerous or that may void or make voidable any insurance then in force on the Demised Premises or any portion thereof.

8.3 Upon expiration or termination of this Lease for any reason, Tenant will return to Landlord the Demised Premises, with the improvements located therein and all the Personal Property (i) in good order, condition and repair, reasonable wear and tear excepted, and (ii) qualified and sufficient for licensing and certification by all governmental agencies having jurisdiction over the Demised Premises for the Permitted Use with licenses, certifications and provider agreements in full force and good standing.

ARTICLE 9

INSURANCE

9.1 Tenant shall, at its sole cost and expense, during the term of this Lease, maintain property and casualty insurance with extended coverage endorsement on the Leased Property. Each carrier providing any insurance, or portion thereof, required by this Article shall be reasonably acceptable to Landlord, shall have the legal right to conduct its business in the jurisdiction in which the Leased Property is located, and shall have a claims paying ability rating by S&P of not less than “A-” and an A.M. Best Company, Inc. rating of not less than “A” and financial size category of not less than “IX”.

9.2 Tenant shall, at Tenant’s sole cost and expense, cause to be issued and shall maintain during the entire Term of this Lease:

(a) Property insurance provided by a Causes of Loss-Special Form, which insurance shall include an endorsement for building ordinance/demolition/increased cost of construction. Such insurance shall, at all times, be maintained in an amount equal to the full replacement cost of the Demised Premises. Such insurance shall, at all times, also be maintained in the full replacement cost of the Personal Property located at or used in connection with the Demised Premises. As used herein, the term “full replacement cost” shall mean coverage for the actual replacement cost of the Demised Premises and such amount may be determined annually by a qualified appraiser on behalf of the Landlord, at Landlord’s expense. The term “full replacement cost” shall also mean coverage for the actual replacement cost of the Personal Property located at or used in connection with the Demised Premises. Upon written request by Tenant, Landlord will provide Tenant with information in its possession that is reasonably necessary to establish the value of the Leased Property or any portion thereof. Such insurance shall at all times be payable to Landlord and Tenant as their interest may appear and shall contain a loss payable clause to the holder of any mortgage/deed of trust or lessor under any leasehold estate superior to Landlord to which this Lease shall be subject and subordinate, as said mortgagee’s/beneficiary’s/senior lessor’s interest may appear.

(b) Boiler & Machinery insurance for the Demised Premises, in the amount of full replacement of the Demised Premises and the Personal Property, under the terms of which Landlord and Tenant will be indemnified, as their interests may appear, against any loss or damage of the Leased Property that may result from any accident as covered under a standard Boiler & Machinery policy;

(c) If either required by any Mortgagee/Underlying Lessor or if the Demised Premises are located in a flood zone or earthquake zone, as applicable, Flood and Earthquake insurance for the Demised Premises in an amount not less than the replacement cost of the Leased Property, as determined by Landlord.

(d) Commercial general liability insurance naming Landlord and Tenant as insured, and such other parties as Landlord shall request as additional insureds, and insuring against claims for bodily injury or property damage occurring upon, in or about the Demised Premises, or in or upon the streets, sidewalks, passageways and areas adjoining the Demised Premises, such insurance to afford protection for the Demised Premises with limits of not less than One Million and 00/100 Dollars ($1,000,000) per each occurrence and Three Million and 00/100 Dollars ($3,000,000) aggregate per location;

(e) Nursing Home or Long-Term Care Professional Liability insurance with limits of not less than One Million and 00/100 Dollars ($1,000,000) per each occurrence and Three Million and 00/100 Dollars ($3,000,000) aggregate per location. Coverage should be on an occurrence basis. If coverage is on a Claims Made basis, Tenant is responsible for purchasing extended reporting-period (tail) coverage providing protection for Landlord for the applicable statute of limitations;

(f) Automobile liability insurance with respect to each motor vehicle owned or operated by Tenant, with limits of not less than One Million and 00/100 Dollars ($1,000,000) per each occurrence and Three Million and 00/100 Dollars ($3,000,000) aggregate;

(g) Umbrella general and professional liability coverage with a limit of not less than Five Million and 00/100 Dollars ($5,000,000); and

(h) Worker’s compensation insurance or other similar insurance that may be required by governmental authorities or applicable legal requirements in an amount not less than the minimum required by law.

9.3 All policies of insurance shall:

(a) (i) name Tenant as the insured and Landlord and Landlord’s Lenders as additional insureds, as their interests may appear, and (ii) include primary coverage in favor of all additional insureds (and with provisions that any other insurance carried by any additional insured or Landlord shall be non-contributing and that naming Landlord and the additional parties listed above in this Section as additional insureds shall not negate any right Landlord or such parties would have had as claimants under the policy if not so designated); provided that the business interruption insurance required pursuant to this Article 9 shall name Landlord and Landlord’s Lenders as loss payees.

(b) provide that the beneficial interest of Landlord in such policies shall be fully transferable;

(c) provide that they shall not be canceled, terminated, reduced or materially modified without at least thirty (30) days prior written notice to Landlord;

(d) include a standard mortgagee clause in favor of any mortgagee/beneficiary/senior lessor and shall contain, if obtainable, a waiver of the insurer’s right of subrogation against funds paid under the standard mortgagee endorsement that are to be used to pay the cost of any repairing, rebuilding, restoring or replacing;

(e) provide that they are being issued on a primary, non-contributory basis, and with respect to any umbrella or “excess coverage” policy, such shall specifically provide that it is primary vis-a-vis any insurance policies carried by Landlord or any of Landlord’s affiliates; and

(f) be subject only to such deductibles or retention amounts as shall reasonably be acceptable to Landlord.

9.4 An original Certificate of Insurance and Evidence of Property Coverage for all insurance policies required by this Article shall be delivered to Landlord at least five (5) days prior to the Commencement Date and replacement Certificates of Insurance and Evidence of Property Coverage at least thirty (30) days prior to the date of expiration. From time-to-time immediately after Landlord’s request thereof, Tenant shall deliver to Landlord copies of all insurance policies then being carried by Tenant pursuant to these insurance requirements.

9.5 Tenant shall at all times keep in effect business interruption insurance with a loss of rents endorsement naming Landlord as an insured in an amount at least sufficient to cover each of the following for the period of the next succeeding twelve (12) months following the occurrence of the business interruption:

(a) The aggregate of the cost of all taxes and assessments due for such twelve (12) month period;

(b) The cost of all insurance premiums for insurance required to be carried by Tenant for such twelve (12) month period; and

(c) The aggregate of the amount of the monthly Base Rent for such twelve (12) month period.

All proceeds of any business interruption insurance shall be applied, first, to the payment of any and all Base Rent payments for such twelve (12) month period; second, to the payment of any taxes and assessments and insurance deposits required for such twelve (12) month period; and, thereafter, after all necessary repairing, rebuilding, restoring or replacing has been completed as required by the pertinent provisions of this Lease and the pertinent sections of any mortgage/deed of trust/senior lease, any remaining balance of such proceeds shall be paid over to Tenant.

9.6 From time to time, Landlord or any mortgagee/beneficiary/senior lessor may reasonably require Tenant to change the amount or type of insurance, or to add or substitute additional coverages, required to be maintained by Tenant hereunder.

9.7 In the event the amount of any casualty insurance proceeds exceed One Hundred Fifty Thousand and No/100 Dollars ($150,000), such insurance proceeds as may be paid to Tenant and Landlord shall be deposited with Landlord to be held and disbursed for the repairing, rebuilding, restoring or replacing of the Demised Premises or any portion thereof, or any improvements from time to time situated thereon or therein, subject to the pertinent provisions of any Mortgage/Underlying Lease and in accordance with the provisions of this Lease.

No sums shall be paid by Landlord toward such repairing, rebuilding, restoring or replacing unless it shall be first made to appear to the reasonable satisfaction of Landlord that the amount of money necessary to provide for any such repairing, rebuilding, restoring or replacing (according to any plans or specifications that may be adopted therefor) in excess of the amount received from any such insurance policies has been expended or provided by Tenant for such repairing, rebuilding, restoring or replacing, and that the amount received from such insurance policies is sufficient to complete such work. In the event there is any amount required in excess of the amount received from such insurance policies, Tenant shall deposit such excess funds with Landlord so that the total amount available will be sufficient to complete such repairing, rebuilding, restoring or replacing in accordance with the provisions of any Mortgage/Underlying Lease and any plans and specifications submitted in connection therewith, free from any liens or encumbrances of any kind whatsoever and the funds held by Landlord shall be disbursed only upon presentment of architect’s or general contractor’s certificates, waivers of lien, contractor’s sworn statements, and other evidence of cost and payments as may be reasonably required by Landlord or any Mortgagee/Underlying Lessor.

ARTICLE 10

LANDLORD’S OR MORTGAGEE/UNDERLYING LESSOR’S RIGHT TO PERFORM

10.1 Should Tenant fail to pay any amounts or perform any of its covenants herein agreed to be paid or performed, and such failure continues beyond any applicable cure periods set forth in this Lease with respect thereto, Landlord may, but shall not be required to, make such payment or perform such covenants, and all sums so expended by Landlord thereon shall immediately be payable by Tenant to Landlord, with interest thereon at the Default Rate, from date thereof until paid, and in addition, Tenant shall reimburse Landlord for Landlord’s reasonable expenses in enforcing or performing such covenants, including reasonable attorney’s fees. Any such costs or expenses incurred or payments made by Landlord shall be payable by Tenant and collectible as such by Landlord.

10.2 Performance of, and/or payment made, to discharge said Tenant’s obligations shall be optional with Landlord and such performance and payment shall in no way constitute a waiver of, or a limitation upon, Landlord’s other rights hereunder.

10.3 Tenant hereby acknowledges and agrees that any Mortgagee/Underlying Lessor shall have the right but not the obligation to perform any covenants and pay any amounts that Tenant has failed to perform or pay as required under the terms of this Lease but only to the extent such Mortgagee/Underlying Lessor is entitled under the terms of its Mortgage/Underlying Lease.

ARTICLE 11

REPAIRS AND MAINTENANCE; CASUALTY

11.1 Throughout the Term, Tenant, at its sole cost and expense, will keep and maintain, or cause to be kept and maintained, the Leased Property (including without limitation the sidewalks, alleyways, passageways, vacant land, parking spaces, curb cuts, and curbs adjoining the Demised Premises) in good order and condition (ordinary wear and tear excepted subject to Tenant’s obligation to repair and replace the same in accordance with the terms of this Lease) without waste, and Tenant will make or cause to be made, as and when the same shall become necessary, all structural and nonstructural, exterior and interior, replacing, repairing and restoring necessary to comply with the above requirements. All replacing, repairing and restoring required of Tenant shall be new and (in the reasonable opinion of Landlord), to the extent reasonably available, of equivalent quality to the property being repaired or replaced, and shall be in compliance with all standards and requirements of law, licenses and municipal ordinances necessary to operate the Demised Premises for the Permitted Use. Any items of

Personal Property that are uneconomical to repair shall be replaced by new items or newly refurbished items that, to the extent reasonably available, are of equivalent quality to the Personal Property being repaired or replaced and in good working order, and all replacement items shall become part of the Personal Property. No items of Personal Property shall be removed from the Demised Premises except in connection with repair or replacement of such items. In performing any such repairs, Tenant shall comply in all respects with Section 14.1, and shall, upon request from Landlord, deliver to Landlord evidence satisfactory to Landlord of such compliance, including, without limitation, copies of lien waivers and/or paid invoices for all such repairs.

11.2 Replacement Reserve.

(a) Tenant shall establish and maintain in effect throughout the Term hereof a cash reserve (the “Replacement Reserve”) in an amount equal to $500 per licensed bed for each of the Facilities, which amount shall be funded by Tenant and held by GP Salvado in a cash account on its books and records, for the payment of costs and expenses associated with capital improvements, repairs and replacements of every kind and nature to be performed at the Facilities (“Capital Improvements”), and for no other purpose. On or before the last day of each Lease Year, Tenant shall deposit into the Replacement Reserve such additional amounts as may be necessary to replenish any amounts drawn from the Replacement Reserve during such Lease Year. Disbursements may be made from the Replacement Reserve only upon written authorization from Landlord in accordance with this paragraph. So long as no Event of Default has occurred and is continuing, and no event or circumstance exists which, with the giving of notice, the passage of time or both, would become an Event of Default, Landlord shall authorize disbursement to Tenant from the Replacement Reserve (but in no event to exceed amounts on deposit in the Replacement Reserve), within ten (10) business days after Tenant’s written request (and provision to Landlord of any supporting documentation reasonably required by Landlord), the costs and expenses incurred installing or constructing any Capital Improvements, provided such written notice includes a detailed description of the Capital Improvements installed or constructed together with an invoice for the work done. With each draw request, Tenant will deliver to Landlord (i) a certification by Tenant that the work for which the draw to be funded has been completed in accordance with applicable legal requirements, and (ii) such additional supporting evidence as may be requested by Landlord in its reasonable judgment, including such items as invoices, receipts or other evidence verifying the cost of such work, together with affidavits and/or lien waivers from those providing work, materials or supplies for such portion of the work (provided it shall not be a requirement that Tenant shall have made any payment on such invoice, unless necessary to procure the required lien waiver). Tenant will additionally furnish to Landlord evidence that all necessary or required approvals or consents from governmental authorities have been obtained. In authorizing any disbursement from the Replacement Reserve, Landlord shall be entitled to rely on Tenant’s written request and supporting documentation without any inquiry into the accuracy, validity or contestability of any such amount or the nature or necessity of the materials provided or the work performed. Landlord may, at any time and from time to time, but shall have no obligation to, make or cause to be made inspections of any Facility. In the event that any inspection report from any such inspection reasonably recommends that Capital Improvements are required or anticipated that are the obligation of Tenant in accordance the terms of this Lease, Landlord shall provide Tenant with a written description of such Capital Improvements and Tenant shall deposit the cost of same into the Replacement Reserve and then complete those Capital Improvements to the reasonable satisfaction of Landlord as expeditiously as is reasonably practicable under the circumstances after the receipt of such description from Landlord.

(b) It is specifically hereby stipulated and agreed that notwithstanding the preceding provisions of this Section 11.2, the management, uses and disbursement procedures and requirements of the Replacement Reserve may be taken over by a Facility Mortgagee, and Tenant agrees to negotiate in good faith any changes to this Section 11.2 as may be reasonably requested by a Facility Mortgagee in such event and to pay the reasonable costs of the Facility Mortgagee in processing draw requests.

(c) Provided that no Event of Default, exists at the expiration of this Lease, and Tenant has paid all sums to Landlord which Tenant is required to pay prior to the expiration of this Lease and there is not otherwise any term, covenant or condition which is required to be performed by Tenant as of the expiration of this Lease, then any portion of the Replacement Reserve then remaining on deposit with Landlord shall be returned to Tenant after delivery of exclusive possession of the Demised Premises to Landlord. In the event of the sale of the Demised Premises and the purchaser’s assumption of Landlord’s obligations hereunder, Landlord shall have the right to transfer the Replacement Reserve to the purchaser, and Landlord shall thereupon be deemed to be released by Tenant from all liability for the return of such Replacement Reserve, and Tenant agrees to look solely to the new landlord for the return of said Replacement Reserve. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the Replacement Reserve to a new landlord. Tenant further covenants that it will not assign or encumber the monies deposited herein as the Replacement Reserve and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

11.3 In the event that any part of the improvements located on the Demised Premises or the Personal Property shall be damaged or destroyed by fire or other casualty (any such event being called a “Casualty”), Tenant shall promptly and with all due diligence, but in any event on or before one year after the date of such Casualty, replace, repair and restore the same as nearly as possible to the condition it was in immediately prior to such Casualty, in accordance with all of the terms, covenants and conditions and other applicable requirements of this Lease and any Mortgage/Underlying Lease in the event of such Casualty, whether or not the insurance proceeds or other compensation are sufficient to pay the cost of such restoration and repair. The Demised Premises and the Personal Property shall be so replaced, repaired and restored as to be of at least equal value and substantially the same character as prior to such Casualty. Tenant shall submit to Landlord for Landlord’s prior written approval plans and specifications for any such restoring, replacing or repairing, and Tenant shall immediately select an independent architect approved by Landlord and any Mortgagee/Underlying Lessor, who shall be in charge of such repairing, restoring and replacing. Without limitation of Landlord’s rights hereunder, there shall be the following additional conditions precedent to any disbursement of insurance proceeds: (i) at the time of each and every disbursement there shall exist no Event of Default under this Lease, and (ii) that Landlord and Mortgagee/Underlying Lessor, if applicable, shall have approved all plans and specifications for any proposed repair or restoration. Tenant covenants that it will give to Landlord prompt written notice of any Casualty affecting the Leased Property.

11.4 Provided that there shall not exist an Event of Default under this Lease, Tenant shall have the right, at any time and from time to time, to remove and dispose of any Personal Property that may have become obsolete or unfit for use, or that is no longer useful in the operation of the Demised Premises, provided further that Tenant promptly replaces any such Personal Property so removed or disposed of with other personal property free of any security interest, lien or encumbrance. Said replacement Personal Property shall be of the same character and at least equal usefulness and quality to such Personal Property so removed or disposed of and such replacement Personal Property shall automatically become the property of and shall belong to Landlord, and Tenant shall execute such bills of sale or other documents reasonably requested by Landlord to vest the ownership of such Personal Property in Landlord. Notwithstanding anything to the contrary in this Lease, there shall be no abatement or other adjustment of Base Rent as a result of such Casualty.

ARTICLE 12

ALTERATIONS AND DEMOLITION

12.1 Tenant will not remove or demolish any improvement or building that is part of the Demised Premises or any portion thereof or allow it to be removed or demolished, without the prior written consent of Landlord. Tenant further agrees that it will not make, authorize or permit to be made any changes or alterations in or to the Demised Premises without first obtaining Landlord’s written consent thereto. As used herein, the term “changes or alterations” shall not include routine maintenance, upkeep or upgrades, such as painting, wallpapering, installation of flooring, installation or replacement of HVAC systems and controls, roof repair or replacement, non-structural energy upgrades, upgrades and changes mandated by law or the orders of any governmental agency having jurisdiction of the Demised Premises, and similar changes; it shall include, however, structural changes and building additions. All alterations, improvements and additions to the Demised Premises shall be of first-class quality and in good working order, in the reasonable opinion of Landlord, and shall become the property of Landlord and shall meet all building and fire codes, and all other applicable codes, rules, regulations, laws and ordinances.

ARTICLE 13

COMPLIANCE WITH LAWS AND ORDINANCES

13.1 Throughout the Term, Tenant, at its sole cost and expense, will obey, observe and promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of any federal, state and municipal governmental agency or authority having jurisdiction over all or any portion of the Leased Property and the use and operation thereof for the Permitted Use.

13.2 Tenant shall likewise observe and comply with the requirements of all policies of public liability and fire insurance and all other policies of insurance at any time in force with respect to the Leased Property or any portion thereof.

13.3 Tenant shall promptly apply for and procure and keep in good standing and in full force and effect all necessary licenses, permits, provider agreements and certifications required by any governmental authority for the purpose of maintaining and operating each Facility as a skilled nursing facility, in full compliance with all the rules and regulations and minimum standards applicable thereto, as prescribed by the State of Texas and such other governmental authorities having jurisdiction thereof, each Facility having no less than the number of licensed skilled nursing beds as set forth on Exhibit A.

13.4 Within thirty (30) days of receipt, Tenant will deliver or mail to Landlord, to the address and in the manner as provided herein for the giving of notices, copies of all inspection reports, annual license renewals, deficiency reports and surveys and administrative hearings and/or court actions from all state, federal and local governmental bodies regarding all or an portion of the Leased Property or any nursing facility operated thereon. Tenant shall notify Landlord within five (5) business days after receipt thereof of any notice from any governmental agency terminating or suspending or threatening termination or suspension, of any license, permit, provider agreement or certification relating to the Leased Property and shall provide a copy of the same to Landlord (a “Material Notice”).

ARTICLE 14

DISCHARGE OF LIENS

14.1 Tenant will not create or permit to be created or to remain, and Tenant will discharge, any lien, encumbrance or charge levied on account of any mechanic’s, laborer’s or materialman’s lien or any conditional sale, security agreement or chattel mortgage, or otherwise, that might be or become a lien, encumbrance or charge upon the Leased Property or any part thereof or the income therefrom, for work or materials or personal property furnished or supplied to, or claimed to have been supplied to or at the request of Tenant.

14.2 If any such lien, encumbrance or charge is created upon the Demised Premises or any part thereof, then in addition to any other right or remedy, Landlord may, upon ten (10) days’ notice, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by processing the discharge of such lien by deposit or by bonding proceedings. Any amount so paid by Landlord and all costs and expenses incurred by Landlord in connection therewith, together with interest thereon at the Default Rate, shall be payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand. Except as herein provided, nothing contained herein shall in any way empower Tenant to do or suffer any act that can, may or shall cloud or encumber Landlord’s or any Mortgagee/Underlying Lessor’s interest in the Demised Premises.

ARTICLE 15

INSPECTIONS OF PREMISES BY LANDLORD

15.1 At any time during reasonable business hours, Landlord and/or its authorized representative shall have the right to enter the Demised Premises and inspect the Leased Property; provided that Tenant shall be entitled to reasonable prior notice of any such entry or inspection (which notice may be oral) except in the event of an emergency or in the event Tenant is then in default under this Lease in which case no notice shall be necessary.

15.2 Landlord agrees that the person or persons entering the Demised Premises and inspecting the Leased Property pursuant to Section 15.1 above will cause as little inconvenience to Tenant as may reasonably be possible under the circumstances.

15.3 Tenant hereby acknowledges and agrees that any Mortgagee/Underlying Lessor shall have the right but not the obligation to enter the Demised Premises and inspect the Leased Property to the extent such Mortgagee/Underlying Lessor is entitled to do so under the terms of its Mortgage/Underlying Lease.

ARTICLE 16

CONDEMNATION

16.1 In the event the entire Facility Property shall be taken or sold under the threat of such taking for any public use by act of any public authority (hereinafter referred to as a “Taking”), then this Lease shall terminate as of the date of such Taking. The termination of this Lease due to a Taking is the result of circumstances beyond the control of Landlord and Tenant and the parties hereto affirm that, except for such specific isolated situation, this Lease is intended to be a single indivisible lease. All damages awarded for such Taking under the power of eminent domain shall be the property of Landlord, whether such damages shall be awarded as compensation for diminution in value of the leasehold or the fee of the Facility Property. Tenant shall be entitled, if provided by law, to pursue and receive a separate award from the condemning authority for loss of Tenant’s interest in the Facility Property, but only if the award to which Landlord would have otherwise been entitled had Tenant not received or participated in such award, is not diminished thereby, directly or indirectly, and, further, in no event shall Tenant be entitled to an apportionment of any condemnation award or settlement that Landlord would have been entitled to receive with respect to such Taking but for the above provision and Tenant hereby assigns to Landlord any and all right, title and interest Tenant may have in any and all such awards or settlements.

16.2 In the event of a partial Taking of the Facility Property the result of which shall be a reduction in the number of licensed beds at the Facility Property by fifty percent (50%) or more of the Facility Property licensed capacity existing prior to such Taking, Landlord shall have the option (i) to terminate this Lease or (ii) Landlord shall hold in trust that portion, if any, of such award, settlement or compromise that shall be allocable to consequential damage to buildings and improvements not taken, and Landlord shall pay out such portion to Tenant to reimburse Tenant for the cost of restoring the Facility Property as a complete structural unit, as such restoration work progresses in accordance with the procedure for making insurance proceeds available for restoration, repair or rebuilding as set forth in ARTICLE 9 and ARTICLE 11. Landlord shall be entitled to retain any excess portion of such award, settlement or compromise. Tenant shall be entitled, if provided by law, to pursue and receive a separate award from the condemning authority for loss of Tenant’s interest in the Facility Property, but only if the award to which Landlord would have otherwise been entitled had Tenant not received or participated in such award, is not diminished thereby, directly or indirectly, and, further, in no event shall Tenant be entitled to an apportionment of any condemnation award or settlement that Landlord would have been entitled to receive with respect to such Taking but for the above provision and Tenant hereby assigns to Landlord any and all right, title and interest Tenant may have in any and all such awards or settlements. In the event of a partial condemnation that does not result in any termination of this Lease with respect to the Facility Property, the monthly Base Rent payable under Section 4.1 hereof shall be proportionally adjusted based upon the number of licensed and certified beds lost to the number of licensed and certified beds authorized in the Facility Property immediately prior to the Taking.

ARTICLE 17

RENT ABSOLUTE

17.1 The Leased Property is leased to Tenant in an “AS IS, WHERE IS” condition, subject to the rights of any parties in possession thereof, the state of the title thereof as of the date Landlord acquired title from its seller, any state of facts that an accurate survey or physical inspection thereof might show, and to all zoning regulations, restrictions, rules and ordinances, building restrictions and other laws and regulations now in effect or hereafter adopted by any governmental authority having jurisdiction thereover. Tenant has examined the Leased Property and has found the same satisfactory. Tenant acknowledges that the Leased Property is the property of Landlord and that Tenant has the leasehold rights as set forth in the terms and conditions of this Lease.

17.2 As a material inducement to Landlord in the making of and entry into this Lease, Tenant hereby expressly agrees as follows:

(a) It is the responsibility of Tenant to be fully acquainted with the nature, in all respects, of the Leased Property, including (but not by way of limitation); the soil and geology thereof, the waters thereof and thereunder; the drainage thereof; the manner of construction and the condition and state of repair and lack of repair of all improvements of every nature; the nature, provisions and effect of all health, fire, zoning, building, subdivision and all other use and occupancy laws, ordinances, and regulations applicable thereto; and the nature and extent of the rights of others with respect thereto, whether by way of reversion, easement, right of way, prescription, adverse possession, profit, servitude, lease, tenancy, lien, encumbrance, license, contract, reservation, condition, right of re-entry, possibility of reverter, sufferance or otherwise. Landlord makes no representation as to, and has no duty to be informed with respect to, any of the matters set forth in the preceding sentence. Tenant hereby accepts the Leased Property as suitable and adequate in all respects for the conduct of the business and the uses of the Leased Property as contemplated under the provisions of this Lease.

(b) Tenant expressly covenants and agrees that it hereby takes this Lease and the leasehold estate hereby established upon and subject to Landlord’s title as it was acquired from its seller (but subject to Landlord’s covenant of quiet enjoyment in Section 32.1 hereof), including all rights, rights of way, easements, profits, servitudes, reservations, restrictions, conditions, exceptions, reversions, possibilities of reverter, liens, encumbrances, occupancies, tenancies, licenses, clouds, claims and defects, known and unknown and whether of record or not.

(c) Tenant hereby expressly waives any and all rights that it might have against Landlord by reason of any of the foregoing, including (but not limited to) the requirements of any inspection or examination by Tenant of the Leased Property.

17.3 Except as otherwise specifically provided in this Lease, this Lease shall continue in full force and effect, and the obligations of Tenant hereunder shall not be released, discharged or otherwise affected, by reason of: (i) any damage to or destruction of the Leased Property or any part thereof or the taking of the Leased Property or any part thereof by condemnation, requisition or otherwise for any reason, (ii) any restriction or prevention of or interference with any use of the Leased Property or any part thereof, including any restriction or interference with or circumstance that prevents the use of the Leased Property as contemplated by Section 8.1, (iii) any frustration of Tenant’s purposes hereunder, (iv) any claim that Tenant has or might have against Landlord, or (v) any other occurrence whatsoever, whether similar or dissimilar to the foregoing.

17.4 Without limiting the generality of Section 17.3, Tenant shall continue to pay Base Rent and to perform its obligations under this Lease even if Tenant claims that Landlord has breached any obligation under this Lease or that Tenant has been damaged by any act or omission of Landlord. Therefore, Tenant shall at all times remain obligated to fully and faithfully pay and perform all its obligations under this Lease, without any right of set-off, counterclaim, abatement, deduction, or any other reduction. Tenant’s sole right to recover damages against Landlord by reason of a breach or alleged breach of Landlord’s obligations under this Lease shall be to pursue, prove and subsequently be awarded by a court of competent jurisdiction a judgment for such damages in a separate action against Landlord.

ARTICLE 18

ASSIGNMENT AND SUBLETTING

18.1 During the Term, Tenant shall not, without the prior written consent of Landlord, which may be withheld in the sole discretion of Landlord, assign this Lease or in any manner whatsoever sublet, assign, sell, pledge, encumber or transfer all or any part of the Leased Property or any interest in the Leased Property or enter into any management or other similar agreement pursuant to which a party shall undertake responsibility for the management and operation of the Leased Property or any portion thereof. Further, and except for security interests granted to Tenant’s senior secured lender, Tenant shall not cause or permit any sale, transfer, pledge, assignment or encumbrance of any ownership interest or voting rights in Tenant whether voluntarily, involuntarily, by operation of law or otherwise, and any such act or occurrence shall be deemed to be an assignment of this Lease, and shall require Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion. Any violation or breach or attempted violation or breach of the provisions of this Article by Tenant, or any acts inconsistent herewith shall vest no right, title or interest herein or hereunder or in the Leased Property, in any such transferee or assignee, and any such violation, breach or attempted violation or breach shall constitute an Event of Default hereunder permitting Landlord to terminate this Lease or to exercise any of its other remedies in accordance with the provisions of ARTICLE 21 without any right of Tenant to cure the same. Landlord’s consent to any of the foregoing shall not release Tenant from, or otherwise affect, Tenant’s obligations and liabilities under this Lease.

18.2 Notwithstanding the provisions of Section 18.1, Landlord agrees that Tenant shall have the right to encumber, collaterally assign, pledge or hypothecate Tenant’s interest in the leasehold estate created by this Lease without Landlord’s prior written consent so long as such encumbrance, assignment or pledge (hereinafter, a “Leasehold Mortgage”) is in favor of a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan that satisfies the Eligibility Requirements (defined below). All proceeds from any Leasehold Mortgage shall remain the property of Tenant. Landlord shall not be obligated to subordinate any or all of Landlord’s right, title or interest in and to the Demised Properties or this Lease to the lien of any Leasehold Mortgage. A Leasehold Mortgage shall encumber only Tenant’s leasehold interest in the Demised Properties and shall not encumber Landlord’s right, title or interest in the Demised Properties. Landlord shall have no liability whatsoever for the payment or performance of any obligation secured by any Leasehold Mortgage or related obligations. A Leasehold Mortgage shall be, and hereafter shall continue at all times to be, subject and subordinate to each and all of the covenants, conditions and restrictions set forth in this Lease (including with regard to any attempted further assignment by the holder of the Leasehold Mortgage, whether by foreclosure or otherwise), and junior, subject and subordinate, in each and every respect, to all rights and interests of any Landlord’s Mortgagee now or hereafter affecting any of the Demised Properties. Should there be any conflict between the provisions of this Lease and the provisions of any Leasehold Mortgage, the provisions of this Lease shall control. No Leasehold Mortgage shall be for a term longer than the then current Lease Term. Upon written request from Tenant, Landlord agrees to deliver an estoppel certificate in favor of Tenant’s Lender regarding this Lease, in form and substance reasonably acceptable to Landlord and Tenant’s Lender. If Landlord delivers to Tenant a Default notice under this Lease, Landlord shall notify any Tenant’s Lender that has delivered to Landlord a prior written request for such notice, and Landlord shall recognize and accept the performance of any obligation of Tenant hereunder by Tenant’s Lender (provided said performance occurs within the same cure periods as provided to Tenant under this Lease); provided, however that nothing contained herein shall obligate Tenant’s Lender to take any such actions. Any act by Tenant or Tenant’s Lender in violation of this Section 18.2 shall be null and void and of no force or effect. Tenant shall, without charge, at any time and from time to time, within twenty (20) days after any request by Landlord, obtain from Tenant’s Lender and deliver to Landlord or any other Person specified by Landlord, duly executed and acknowledged, an estoppel certificate certifying (x) copies of the documents creating, evidencing and securing the debt secured by any Leasehold Mortgage, (y) whether, to the knowledge of Tenant’s Lender, any default exists under such Leasehold Mortgage and (z) such other matters relating to such Leasehold Mortgage as Landlord may reasonably request. This Section shall survive termination of this Lease. “Eligibility Requirements” as used in this Section means, with respect to any entity, that such entity (i) has total assets (in name or under management) in excess of $500,000,000 and (except with respect to a pension advisory firm or similar fiduciary) either (x) capital/statutory surplus or shareholder’s equity of $200,000,000 or (y) market capitalization of at least $300,000,000, and (ii) is regularly engaged in the business of making or owning commercial real estate loans (including mezzanine loans to direct or indirect owners of commercial properties, which loans are secured by pledges of direct or indirect ownership interests in the owners of such commercial properties) or operating commercial real estate properties.

18.3 Notwithstanding the provisions of Section 18.1, Landlord agrees that Tenant shall have the right to engage OnPointe Management, LLC (“OnPointe”), as manager of the operations of the Facilities; provided that (i) the management fee or other compensation payable to OnPointe for such services with respect to any period (the “Management Fee”) shall accrue at a rate not to exceed five percent (5%) of the cash collections for such period of the Facilities so managed, and (ii) of such accrued Management Fee, the amount paid by Tenant for any period shall not exceed three percent (3%) of the cash collections of the managed Facilities for such period unless and until, beginning on or after June 30, 2016, (A) Tenant’s Rent Coverage Ratio as of any Test Date for the trailing six (6) month period then ended shall be not less than 1.5 to 1.0, or (B) Tenant’s Rent Coverage Ratio as of any Test Date for the trailing twenty-four (24) month period then ended shall be not less than 1.4 to 1.0, in which event the balance of any accrued but unpaid management fees may be paid.

18.4 Notwithstanding the provisions of Section 18.1, Tenant shall be permitted to sublease one or more of the Facilities to one or more nonprofit hospital systems, provided that, in each case, (i) the hospital sublessee has become the licensed operator of the subject Facility, (ii) the subject Facility, as operated by such hospital, is eligible to participate in the MPAP, QIPP or other Intergovernmental Transfer (IGT) program as established by HHSC, (iii) the proposed form of sublease agreement is approved in advance by Landlord, which approval shall not be unreasonably withheld, and (iv) the operation of the subject Facility is to be managed by Tenant pursuant to a management agreement approved in advance by Landlord, which approval shall not be unreasonably withheld.

18.5 This Lease shall be fully assignable by Landlord or its successors and assigns, in whole as to all of the Demised Premises or in part with respect to one or more of the Demised Premises (including to one or more Affiliates of Landlord). Tenant agrees to cooperate reasonably with Landlord in connection with any such assignment, and agrees to execute and deliver (or cause to be executed and delivered, as applicable) to Landlord any other instruments and documents requested by Landlord in connection with the assignment, including any commercially reasonable subordination, non-disturbance and attornment agreement that may be requested by Landlord’s assignee’s lenders. From and after the effective date of any such Landlord assignment and notice thereof to Tenant, Landlord shall be automatically released (without need for any further agreement or other document) from any liability thereafter arising with respect to the Demised Properties covered thereby.

ARTICLE 19

EVENTS OF DEFAULT

19.1 The occurrence of any of the following acts or events shall constitute an Event of Default on the part of Tenant:

(a) The failure of Tenant to pay when due any payment of Base Rent, or any part thereof, or any other sum or sums of money due or payable to Landlord under the provisions of this Lease, and such failure continues for five (5) business days after Landlord gives Tenant written notice thereof specifying the amount, nature and due date of the same; provided, that Landlord shall not be required to send more than one notice of non-payment of monthly Base Rent within any twelve (12) month time period and any failure to pay any subsequent installment of monthly Base Rent within five (5) days of the date when due during said twelve (12) month period shall be an Event of Default;

(b) The failure on the part of Tenant to maintain in effect any of the insurance policies required to be maintained by Tenant under this Lease;

(c) Any unauthorized assignment, subletting or transfer of Tenant’s interest under this Lease as a result of non-compliance with the provisions of Section 18.1;

(d) The failure of Tenant to comply with, or the violation by Tenant of, any of the terms, conditions or provisions of any Mortgage/Underlying Lease, after notice thereof by Landlord to Tenant if such failure or violation shall not be cured within ten (10) days prior to the expiration of any or all applicable cure periods set forth in any such Mortgage/Underlying Lease;

(e) The failure of Tenant to give any Material Notices pursuant to Section 13.4 ;

(f) The failure of Tenant to perform or comply in any material respect with any other term or provision of this Lease not requiring the payment of money, including, without limitation, the failure to comply in any material respect with the provisions hereof pertaining to the use, operation and maintenance of the Demised Premises; provided, however, if the default described in this paragraph is curable same shall be deemed cured, if: (a) within three (3) business days of Tenant’s receipt of a notice of default from Landlord, Tenant gives Landlord notice of its intent to cure such default; and (b) Tenant cures such default within thirty (30) days after such notice from Landlord, unless such default cannot with the exercise of diligent efforts be cured within a period of thirty (30) days because of the nature of the default or delays beyond the control of Tenant, and cure after such thirty (30) day period will not have a material and adverse effect upon the Premises, in which case such default shall not constitute an Event of Default if Tenant uses its best efforts to cure such default by promptly commencing and diligently pursuing such cure to the completion thereof, provided, further however, no cure period for such default shall continue for more than one hundred twenty (120) days from Tenant’s receipt of a notice of default from Landlord;

(g) Any local, state or federal agency having jurisdiction over the operation of any Facility orders the removal of ten percent (10%) or more of the patients located in such Facility;

(h) The voluntary transfer by Tenant of ten percent (10%) or more of the patients located in any Facility and such transfer is not at the patients’ request or for reasons relating to the health and well-being of the patients that were transferred;

(i) The making by any Tenant or Guarantor of an assignment for the benefit of creditors;

(j) The levying of a writ of execution or attachment on or against the property of any Tenant or Guarantor that is not discharged or stayed by action of Tenant or Guarantor contesting same, within thirty (30) days after such levy or attachment (provided if the stay is vacated or ended, this paragraph shall again apply);

(k) If proceedings are instituted in a court of competent jurisdiction for the reorganization, liquidation or involuntary dissolution of any Tenant or Guarantor for its adjudication as a bankrupt or insolvent, or for the appointment of a receiver of the property of any Tenant or Guarantor, and said proceedings are not dismissed and any receiver, trustee or liquidator appointed therein is not discharged within ninety (90) days after the institution of said proceedings;

(l) The sale of any interest of Tenant in the Demised Premises or portion thereof under a writ of execution or other legal process;

(m) The failure on the part of Tenant during the Term to cure or abate or receive a waiver for any violation claimed by any governmental authority, or any officer acting on behalf thereof, of any law, order, ordinance, rule or regulation pertaining to the operation of any Facility, including without limitation, any proceedings to revoke any license granted to Tenant for the operation of the Permitted Use at such Facility Property or to decertify such Facility Property from participation in the Medicare or Medicaid reimbursement programs, within either (a) thirty (30) days prior to the date set forth in any notice from the governmental authority for revocation, withdrawal or cancellation of any license, certificate, permit or provider agreement, or, (b) if no date is set forth for revocation, withdrawal or cancellation of any license, certificate, permit or provider agreement, prior to the expiration of any time period permitted by such authority for such cure or abatement, in each case, subject to Tenant’s right to contest the same in accordance with ARTICLE 20; provided, however, that in the event such authority requires such cure or abatement under subsection (a) be completed in less than thirty (30) days, Tenant shall endeavor to effect such cure or abatement as expeditiously as possible, but in no event less than ten (10) days prior to the expiration of the time period permitted by such authority for such cure or abatement;

(n) The abandonment of the Demised Premises, or any material portion thereof, by Tenant;

(o) The termination of the right to receive Medicaid or Medicare reimbursements based upon any actual or alleged fraud, misfeasance or malfeasance;

(p) The failure on the part of Tenant during the Term to cure or abate any payment obligation claimed by any governmental authority pertaining to Medicaid or Medicare recoupments or any other impositions, including, but not limited to bed taxes, in connection with the provider agreements, certifications or licenses for the Demised Premises, subject to Tenant’s right to contest the same in accordance with ARTICLE 20;

(q) The failure of any Guarantor to perform, or the violation by any Guarantor of any of the covenants of the Guaranty Agreement beyond any notice and cure periods set forth therein or any representations or warranties by Guarantors under the Guaranty Agreement shall prove to have been false in any material respect when made;

(r) The occurrence of a Material Adverse Change as to Tenant or the Guarantors, which Material Adverse Change has not been remedied to the reasonable satisfaction of Landlord within ten (10) days following written notice thereof from Landlord;

(s) The occurrence of an Event of Default under any of the Other Leases; provided, however; that an Event of Default under any of the Other Leases that is based solely upon the occurrence of a Material Adverse Change with respect to the Tenant under such Other Lease shall not constitute an Event of Default under this Lease.

(t) The occurrence of an Event of Default under any senior secured credit facility of Tenant that is not cured within any applicable cure period under such credit facility; or

(u) The failure of Seller to refund to Landlord, if and when the same shall become due, any portion of the Contingent Purchase Price that has become payable by Seller to Landlord in accordance with the Purchase Agreement.

ARTICLE 20

RIGHT TO CONTEST

20.1 Tenant shall have the right upon written notice thereof to Landlord, to contest by appropriate legal proceedings, diligently conducted in good faith, the validity or application of any law, regulation or rule mentioned herein, and to delay compliance therewith pending the prosecution of such proceedings; provided, however, that (a) no civil or criminal liability would thereby be incurred by Landlord or any successor operator of all or any portion of the Demised Premises and no lien or charge would thereby be imposed upon or satisfied out of the Leased Property or any portion thereof, (b) the effectiveness and good standing of any licenses, certificates, permits or provider agreements affecting the Demised Premises or any portion thereof or the nursing home operated at the applicable Facility Property would continue in full force and effect during the period of such contest, and is cured not less than thirty (30) days prior to the date set forth for revocation, withdrawal or cancellation of any such licenses, certificates, permits or provider agreements, and (c) Tenant satisfies any and all applicable requirements of any Mortgage/Underlying Lease.

ARTICLE 21

LANDLORD’S REMEDIES UPON DEFAULT

21.1 In the event of any Event of Default on the part of Tenant, Landlord may, if it so elects, and provided a Proper Successor (as defined in Section 32.5) has been designated, upon ten (10) days written notice to Tenant, forthwith either (i) terminate this Lease and Tenant’s right to possession of the Leased Property; or (ii) terminate Tenant’s right to possession of the Leased Property without terminating this Lease. Upon any such termination of this Lease, or upon any such termination of Tenant’s right to possession without termination of this Lease, Tenant shall vacate the Demised Premises immediately, and shall quietly and peaceably deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Demised Premises in such event with or without process of law and to repossess the Leased Property as Landlord’s former estate. In the event of any such termination of this Lease, Landlord shall again have possession and enjoyment of the Leased Property to the extent and as if this Lease had not been made, and thereupon the lease of the Leased Property and everything herein contained on the part of Tenant to be done and performed in connection therewith shall cease and terminate, all, however, without prejudice to and without relinquishing the rights of Landlord to Base Rent (which, upon such termination of this Lease and entry of Landlord upon the Demised Premises or any portion thereof, shall, in any event, be the right to receive Base Rent due up to the time of such entry) or any other right given to Landlord hereunder or by operation of law.

21.2 In the event Landlord elects either to terminate this Lease or to terminate Tenant’s right to possession of the Leased Property upon the occurrence of an Event of Default, then all licenses, certifications, permits and authorizations issued by any governmental agency, body or authority in connection with or relating to the Facilities shall be deemed as being assigned to Landlord to the extent permissible under United States or Texas law. Landlord shall also have the right to continue to utilize the telephone numbers and names used by Tenant in connection with the operation of the Facilities. To the extent permissible under United States and Texas law, this Lease shall be deemed and construed as an assignment for purposes of vesting in Landlord all right, title and interest in and to (i) all licenses, certifications, permits and authorizations obtained in connection with the Facilities and (ii) the names and telephone numbers used in connection with the Facilities. Tenant hereby agrees to take such other action and execute such other documents as may be necessary in order to vest in Landlord all right, title and interest to the items specified herein.

21.3 If Tenant abandons the Demised Premises or otherwise entitles Landlord so to elect, and Landlord elects, to terminate only Tenant’s right to possession of the Leased Property without terminating this Lease, Landlord may, at its option, enter into the Demised Premises, remove Tenant’s signs and other evidence of tenancy and take and hold possession thereof as provided in Section 21.1, without such entry and possession terminating this Lease or releasing Tenant, in whole or in part, from Tenant’s obligation to pay the Base Rent hereunder for the full remaining Term, and in any such case, Tenant shall pay to Landlord a sum equal to the entire amount of the Base Rent reserved hereunder and required to be paid by Tenant up to the time of such termination of the right of possession plus any other sums then due hereunder. Upon and after entry into possession without termination of this Lease, Landlord may attempt to relet the Leased Property for the account of Tenant for such Base Rent, or shall operate the Facilities for such time and upon such terms as Landlord in its discretion shall determine. In any such case, Landlord may make repairs in or to the Demised Premises, and redecorate the same to the extent reasonably required in connection with the reletting of the Demised Premises, and Tenant shall, upon demand, pay the reasonable cost thereof, together with Landlord’s reasonable expenses of reletting. If the consideration collected by Landlord upon any such reletting is not sufficient to pay monthly the full amount of Base Rent reserved in this Lease, together with the reasonable costs of repairs and redecorating and Landlord’s expenses, Tenant shall pay to Landlord the amount of each monthly deficiency upon demand.

21.4 Tenant’s liability to Landlord for damages for default in payment of Base Rent or otherwise hereunder shall in all events survive the termination by Landlord of this Lease or the termination by Landlord of Tenant’s right to possession only of the Leased Property as hereinabove provided. Upon any such termination of this Lease or at any time after such termination of Tenant’s right to possession, Landlord may recover from Tenant and Tenant shall pay to Landlord as liquidated and final damages, whether or not Landlord shall have collected any current monthly deficiencies under the foregoing paragraph, and in lieu of such current deficiencies after the date of demand for such final damages, the amount thereof found to be due by a court of competent jurisdiction, which amount thus found may be equal to:

(a) the remainder, if any, of Base Rent charges due from Tenant for the period up to and including the date of the termination of this Lease or Tenant’s right to possession; and

(b) the amount of any current monthly deficiencies accruing and unpaid by Tenant up to and including the date of Landlord’s demand for final damages hereunder; and

(c) the Base Rent reserved for what would have been the remainder of the Term with respect to the Demised Premises together with charges to be paid by Tenant under this Lease.

If any statute or rule governing a proceeding in which such liquidated final damages are to be proved shall validly limit the amount thereof to an amount less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such statute or rule of law.

ARTICLE 22

CUMULATIVE REMEDIES OF LANDLORD

22.1 The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may be lawfully entitled in case of any breach or threatened breach by Tenant of any provision or provisions of this Lease. The failure of Landlord to insist, in any one or more cases, upon the strict performance of any of the terms, covenants, conditions, provisions or agreements of this Lease, or to exercise any option herein contained, shall not be construed as a waiver or relinquishment for the future of any such term, covenant, condition, provisions, agreement or option.

ARTICLE 23

SECURITY FOR RENT

23.1 Landlord shall have a first lien paramount to all others (except any Mortgage/Underlying Lease made by Landlord) on every right and interest of Tenant in and to this Lease, and on any furnishings, equipment, fixtures, accounts receivable, certificates of need, licenses, provider agreements, certifications, books, records and other property of any kind belonging to Tenant and used in connection with this Lease or located at the Demised Premises. Such lien is granted for the purpose of securing the payments of Base Rent, charges, penalties, and damages herein covenanted to be paid by Tenant, and for the purpose of securing the performance of all of Tenant’s obligations under this Lease. Such lien shall be in addition to all rights to Landlord given and provided by law. This Lease shall constitute a security agreement under the Uniform Commercial Code granting Landlord a security interest in any furnishings, equipment, fixtures, accounts receivable, certificates of need, licenses, provider agreements, certifications, books, records and other personal property of any kind belonging to Tenant, and Tenant shall execute such other instruments and financing statements as Landlord may request to evidence or perfect said security interest.

23.2 Notwithstanding the foregoing provisions of Section 23.1 of this Lease to the contrary, Landlord hereby agrees that it will subordinate its security interest in Tenant’s accounts receivable to any secured lenders of Tenant that are providing working capital to Tenant in connection with Tenant’s operation of the Demised Premises (“Tenant’s Accounts Receivable Financing”), provided that Landlord’s consent and subordination to Tenant’s Accounts Receivable Financing shall be subject to the following conditions precedent: (a) there shall exist no Event of Default under this Lease; (b) Tenant’s Accounts Receivable Financing shall be from a bona fide third party lender; and (c) Tenant’s Accounts Receivable lender shall execute and deliver to Landlord an intercreditor and subordination agreement in form and substance reasonably satisfactory to Landlord.

23.3 On the Commencement Date, Tenant shall deposit with Landlord an amount equal to two (2) monthly payments of Base Rent (as increased in accordance with this Section, the “Security Deposit”) as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease. On the first day of each subsequent Lease Year, Tenant shall deposit with Landlord the additional amount necessary to increase the Security Deposit to an amount equal to two (2) monthly payments of Base Rent for the upcoming Lease Year and any such deposit shall become part of the Security Deposit. It is agreed that upon the occurrence of an Event of Default, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Base Rent or any other sum as to which Tenant is in default or for any sums which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Lease, including but not limited to, any damage or deficiency in the reletting of the Demised Premises, whether such damage or deficiency accrued before or after summary proceedings or other re-entry by Landlord. In the event Landlord uses or applies the whole or any part of the Security Deposit, Tenant shall replenish the Security Deposit to its original sum (as increased in accordance with this Section) within ten (10) days after written notice from Landlord to Tenant of the sum due. Tenant shall be in default under this Lease if the amount due is not paid within the required time period. Provided that no Event of Default exists at the expiration of this Lease, and Tenant has paid all sums to Landlord which Tenant is required to pay prior to the expiration of this Lease and there is not otherwise any term, covenant or condition which is required to be performed by Tenant as of the expiration of this Lease, then any portion of the Security Deposit then remaining on deposit with Landlord shall be returned to Tenant after delivery of exclusive possession of the Demised Premises to Landlord. In the event of the sale of the Demised Premises and the purchaser’s assumption of Landlord’s obligations hereunder, Landlord shall have the right to transfer the Security Deposit to the purchaser, Landlord shall thereupon be deemed to be released by Tenant from all liability for the return of such Security Deposit, and Tenant agrees to look solely to the new landlord for the return of said Security Deposit. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant further covenants that it will not assign or encumber the monies deposited herein as security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

ARTICLE 24

INDEMNIFICATION

24.1 To the extent insurance proceeds do not cover same, Tenant agrees to protect, indemnify, save harmless and defend Landlord and its members, managers, officers, agents, employees and any affiliates of the forgoing (each of the forgoing being, collectively, the “Landlord Parties” and, individually, a “Landlord Party”) from and against any and all claims, demands and causes of action of any nature whatsoever, including, without limitation, for injury to or death of persons or loss of or damage to property, occurring at the Demised Premises, or on any sidewalks adjoining the Demised Premises, or in any manner growing out of or connected with the use and occupation of the Demised Premises or the condition thereof, or the operation of Tenant’s business on the Demised Premises, or the use of any existing or future sewer system, or the use of any such adjoining sidewalks during the Term, and Tenant further agrees to pay any reasonable attorneys’ fees and expenses incident to the defense by Landlord of any such claims, demands or causes of action.

ARTICLE 25

SUBORDINATION PROVISIONS

25.1 This Lease (and Tenant’s interest in the Leased Property) shall be subject and subordinate to any and all mortgages, deeds of trust, ground leases or leases now or hereafter in force and affecting the Demised Premises (or any portion thereof) and/or Personal Property, and to all renewals, modifications, consolidations, replacements and extensions thereof (any such mortgage, deed of trust, ground lease or lease as it may be renewed, modified, consolidated, replaced and extended is hereinafter referred to as “a Mortgage/Underlying Lease” or “any such Mortgage/Underlying Lease”, and the holder or beneficiary of a Mortgage/Underlying Lease is hereinafter referred to as a “Mortgagee/Underlying Lessor”). Tenant agrees to execute and deliver upon demand such further instruments subordinating this Lease to any such Mortgage/Underlying Lease, or other liens or encumbrances as shall be desired by Landlord; provided, that Landlord shall deliver to Tenant a subordination, nondisturbance and attornment executed by any such Mortgagee/Underlying Lessor, in form reasonably satisfactory to Tenant and such Mortgagee/Underlying Lessor. Tenant agrees further that any Mortgagee/Underlying Lessor shall have the right to subordinate its Mortgage/Underlying Lease and its rights thereunder to this Lease, except that such Mortgagee/Underlying Lessor shall be entitled to expressly exclude from such subordination the Mortgagee/Underlying Lessor’s rights, if any, to insurance proceeds and eminent domain awards in the event of a loss or casualty or eminent domain taking of the Leased Property, or any portion thereof. If such Mortgagee/Underlying Lessor executes and records an instrument that purports to effect a partial or complete subordination of its Mortgage/Underlying Lease to this Lease, this Lease shall not be terminated by a foreclosure of such Mortgage/Underlying Lease, but any rights of such Mortgagee/Underlying Lessor to insurance proceeds or eminent domain awards that are expressly excluded from such subordination shall remain superior to the rights of Tenant.

25.2 During the existence of any material uncured default on the part of Tenant under this Lease, all fees, payments or other obligations of Tenant to any of the Guarantors or to any of the members of a Guarantor shall be subordinate to the prior payment in full of all obligations owing to Landlord under this Lease.

ARTICLE 26

TENANT’S FAITHFUL COMPLIANCE WITH MORTGAGE/UNDERLYING LEASE

26.1 Anything in this Lease contained to the contrary notwithstanding, Tenant shall at all times and in all respects fully, timely and faithfully comply with and observe each and all of the conditions, covenants, and provisions required on the part of Landlord under any Mortgage/Underlying Lease to which this Lease is subordinate or to which it later may become subordinate, a copy of which has been provided to Tenant, including, without limitation, such conditions, covenants and provisions of such Mortgage/Underlying Lease that relate to the care, maintenance, repair, insurance, restoration, preservation and condemnation of the Demised Premises, provided that such conditions, covenants and provisions do not require compliance and observance to a standard or degree materially in excess of that required by the provisions of this Lease, and Tenant shall not do or permit to be done anything that would constitute a breach of or default under any obligation of Landlord under any Mortgage/Underlying Lease. However, nothing in this Article contained shall be construed to obligate Tenant, except as may otherwise be provided in this Lease, to pay any Base Rent due or part of the principal or interest secured by any Mortgage/Underlying Lease. Tenant further covenants and agrees as follows: (a) if requested by Landlord in writing, Tenant shall give any Mortgagee/Underlying Lessor notice of any Landlord default that occurs under this Lease, (b) Tenant shall not terminate this Lease as a result of Landlord’s default, without giving such Mortgagee/Underlying Lessor written notice of Landlord’s default under this Lease at the same time that Landlord is given notice of such default, and (c) if Landlord fails to cure such default within the applicable grace period, if any, contained in this Lease, such Mortgagee/Underlying Lessor shall have thirty (30) days after notice thereof to cure any such default.

ARTICLE 27

MORTGAGE/UNDERLYING LEASE RESERVES

27.1 Any tax, insurance, or other reasonable reserve required during the Term by any Mortgagee/Underlying Lessor shall be paid by Tenant to Landlord. At the expiration or other termination of the Term of this Lease, Landlord shall account for and return to Tenant the remaining balance of all such deposits and reserves.

ARTICLE 28

TENANT’S ATTORNMENT

28.1 Tenant covenants and agrees that, if by reason of a default upon the part of Landlord herein in the performance of any of the terms and conditions of any Mortgage/Underlying Lease, and the estate of Landlord thereunder is terminated by summary dispossession proceedings or otherwise, Tenant will attorn to the then Mortgagee/Underlying Lessor or the purchaser in such foreclosure proceedings, as the case may be, and will recognize such Mortgagee/Underlying Lessor or such purchaser as the lessor under this Lease. Tenant covenants and agrees to execute and deliver, at any time and from time to time, upon the request of Landlord or of any Mortgagee/Underlying Lessor or the purchaser in foreclosure proceedings, any instrument that may be necessary or appropriate to evidence such attornment. Tenant further waives the provisions of any statute or rule of law now or hereafter in effect that may terminate this Lease or give or purport to give Tenant any right of election to terminate this Lease or to surrender possession of the Demised Premises in the event any such proceedings are brought against Landlord under such Mortgage/Underlying Lease or by any Mortgagee/Underlying Lessor, and agrees that this Lease shall not be affected in any way whatsoever by any such proceedings.

ARTICLE 29

REPRESENTATIONS AND WARRANTIES

29.1 Tenant represents, warrants and covenants to Landlord as follows:

(a) Tenant is a Texas limited liability company duly organized and validly existing and in good standing in the State of Texas.

(b) Tenant has the full right and power to enter into and perform Tenant’s obligations under this Lease, and has taken all requisite company action to authorize the execution, delivery and performance of this Lease.

29.2 Landlord represents, warrants and covenants to Tenant as follows:

(a) Landlord is a Delaware limited liability company duly organized and validly existing and in good standing in the State of Delaware.

(b) Landlord has the full right and power to enter into and perform Landlord’s obligations under this Lease, and has taken all requisite company action to authorize the execution, delivery and performance of this Lease.

ARTICLE 30

STATEMENTS AND REPORTS

30.1 Within one hundred and twenty (120) days after the end of each calendar year (starting with the year ended December 31, 2015), Tenant shall furnish to Landlord a full and complete audited financial statement of each Tenant and the operations of the Facility operated by such Tenant for such year, which financial statement (i) shall contain a balance sheet and detailed income and expense statement, (ii) shall be duly certified by an officer of Tenant to fairly represent the financial condition of Tenant, as of the date thereof, in accordance with GAAP, and (iii) shall be accompanied by a statement of a nationally recognized accounting firm acceptable to Landlord in its sole discretion that such financial statement presents fairly, in all material respects, the financial condition of Tenant as of the end of the calendar year being reported on and that the results of the operations and cash flows for such year were prepared, and are being reported on, in conformity with GAAP (collectively called “Financial Statements”). In addition, within one hundred and twenty (120) days after the expiration or earlier termination of the Term, Tenant shall deliver to Landlord the Financial Statements of each Tenant covering the period of time from the last day of the immediately preceding fiscal year to the date on which the Term expires or terminates, and any such obligation shall survive the expiration or earlier termination of this Lease.

30.2 Within thirty (30) days after each calendar month during the Term, Tenant shall furnish to Landlord a Financial Statement and a detailed census report for each of the Facilities for the preceding calendar month.

30.3 Upon Landlord’s written request, but not more than one time per calendar quarter, an aged accounts receivable report of each of the Facilities in sufficient detail to show amounts due in the account age classification of 30 days, 60 days, 90 days, 120 days and over 120 days, within ten (10) days of such request.

30.4 Upon Landlord’s written request, all Medicare and Medicaid cost reports and any amendments thereto filed or received with respect to the Facilities and all responses, audit reports, rate letters, correspondence or inquiries with respect to such cost reports, within ten (10) days of such request.

30.5 Within twenty (20) days after the close of each calendar quarter during the Term, Tenant shall deliver to Landlord a certificate, signed by a responsible officer of the Tenant, certifying, as of the close of such quarterly period, compliance on the part of the Tenant with each of the covenants set forth in Section 31.1 of this Lease, and providing in reasonable detail the calculation of such compliance.

At all times, Tenant shall keep and maintain full and correct records and books of account of the operations of Tenant at the Demised Premises and records and books of account of the entire business operations of Tenant in accordance with sound accounting practices. Upon request by Landlord, Tenant shall make available for inspection by Landlord or its designee not more than once per Lease Year (except that such limitation shall not apply after the occurrence of an Event of Default), during reasonable business hours, said records and books of account covering the entire business operations of Tenant at the Demised Premises. In the event Landlord determines in its reasonable opinion that the Financial Statements may contain a material discrepancy, error or misrepresentation, Landlord shall have the right from time to time to cause a certified public accountant to audit any Financial Statements and said records and books of account. To the extent that such audit confirms a material discrepancy, error or misrepresentation, such audit shall be at Tenant’s expense. A “material” discrepancy, error or misrepresentation shall mean any discrepancy, error or misrepresentation which results in a misstatement of Tenant’s results from operations reflected in the Financial Statements being equal to or greater than 5%.

ARTICLE 31

ADDITIONAL COVENANTS

31.1 Tenant covenants and agrees that, as of each Test Date,

(a) Tenant’s Rent Coverage Ratio for the twelve (12) month period then ended shall be not less than 1.2 to 1.0;

(b) Tenant’s Fixed Charge Coverage Ratio for the twelve (12) month period then ended shall be not less than 1.1 to 1.0;

(c) Tenant’s Net Worth shall be not less than Two Million Dollars ($2,000,000); and

(d) Tenant’s Net Working Capital shall be not less than the greater of (i) $1.75 million, and (ii) an amount equal to 15% of GPH Parent EBITDARM for the twelve (12) month period then ended; provided, however, that Tenant’s breach of this Net Working Capital covenant shall not constitute a default under this Lease unless such breach occurs for two (2) consecutive Test Dates.

31.2 Tenant covenants and agrees with Landlord that, during the Term of this Lease, and for a period of three (3) years following the expiration or any termination of this Lease, neither Tenant nor any of its Affiliates shall own any interest in, operate, lease, manage, or develop, any other nursing or healthcare facility within a radius of twenty-five (25) miles of any of the Facilities, except for any such facility that is owned by Landlord or any of its Affiliates.

31.3 Tenant covenants and agrees that, except for cash distributions made to partners to satisfy partner tax liabilities generated from partnership pass-through income pre-determined at the ratio of 40% of total estimated Schedule K-1 pass-through taxable income, it shall not make any distributions or other payments to any of its members, in cash or property, at any time during the Term of this Lease, unless immediately prior to and after giving effect to such distribution or payment, each of the following conditions is satisfied:

(a) all payments required under this Lease to have been paid by Tenant shall have been paid and there shall not have occurred an Event of Default or any event that, with the giving of notice or the passage of time, would constitute and Event of Default under this Lease;

(b) Tenant’s Net Worth as of such date is not less than $2,000,000;

(c) Tenant’s Net Working Capital is not less than the greater of (i) $1.75 million, and (ii) an amount equal to 15% of GPH Parent EBITDARM for the twelve (12) month period then ended; and

(d) beginning as of March 30, 2016, Tenant’s Rent Coverage Ratio as of two (2) consecutive Test Dates for the trailing twelve (12) month periods then ended is not less than 1.3 to 1.0.

31.4 Except as provided in Section 23 of this Lease, and except for dispositions of inventory and replacements of personal property in accordance with this Lease, each Tenant shall maintain sole ownership of its assets, free and clear of all liens and encumbrances.

ARTICLE 32

MISCELLANEOUS

32.1 Tenant, upon paying the Base Rent and all other charges herein provided, and for observing and keeping the covenants, agreements, terms and conditions of this Lease on its part to be performed, shall lawfully and quietly hold, occupy and enjoy the Demised Premises during the Term, and subject to its terms, without hindrance by Landlord or by any other person or persons claiming under Landlord.

32.2 It is understood and agreed that the granting of any consent by Landlord to Tenant to perform any act of Tenant requiring Landlord’s consent under the terms of this Lease, or the failure on the part of Landlord to object to any such action taken by Tenant without Landlord’s consent, shall not be deemed a waiver by Landlord of its rights to require such consent for any further similar act by Tenant, and Tenant hereby expressly covenants and warrants that as to all matters requiring Landlord’s consent under the terms of this Lease, Tenant shall secure such consent for each and every happening of the event requiring such consent, and shall not claim any waiver on the part of Landlord of the requirement to secure such consent.

32.3 Tenant represents to Landlord that it did not deal with any broker in connection with this Lease, and hereby indemnifies Landlord against the claims or demands of any broker claimed through a relationship with Tenant. Landlord hereby represents to Tenant that it did not deal with any broker in connection with this Lease, and hereby indemnifies Tenant against the claims or demands of any broker claimed through a relationship with Landlord.

32.4 If an action shall be brought by Landlord to recover any rental under this Lease, or for or on account of any breach of or to enforce or interpret any of the terms, covenants or conditions of this Lease, or for the recovery of possession of the Demised Premises, or otherwise, the prevailing party shall be entitled to recover from the other, as part of its costs, reasonable attorney’s fees.

32.5 Should Tenant hold possession hereunder after the expiration of the Term without the consent of Landlord, Tenant shall become a tenant on a month-to-month basis upon all the terms, covenants and conditions herein specified, excepting however that Tenant shall pay Landlord a monthly rental, for the period of such month-to-month tenancy, in an amount equal to 125% of the last Base Rent specified. Notwithstanding the foregoing or anything contained in ARTICLE 33 or elsewhere in this Lease, if Tenant is unable to surrender the Demised Premises because Landlord fails to provide a Proper Successor (as defined below) for the Facilities at the end of the Lease Term to take over the operation and management of the Facility, Tenant shall have the right, but shall not be obligated to, remain in possession of the Demised Premises and continue to operate and manage the same if Tenant would be legally prohibited from abandoning the Demised Premises or in Tenant’s judgment, based on reasonable commercial standards in the nursing facility industry, abandoning the Demised Premises without a Proper Successor in place to continue the operations of the Facilities would jeopardize its (or its affiliates’ or subsidiaries’) reputation as a provider of nursing facility care or could otherwise subject it (or its affiliates or subsidiaries) to liability for negligence or mistreatment of residents at the Demised Premises. In the event Tenant remains in possession of the Demised Premises pursuant to the immediately preceding sentence, Tenant shall, during such occupancy, pay to Landlord rent at a rate equal to the annual Base Rent payable by Tenant in the last year of the Lease Term, and Tenant shall surrender possession of the Demised Premises within ten (10) business days after Landlord provides a Proper Successor for the Facilities. As used herein, “Proper Successor” means a qualified and duly licensed operator of the Facilities, or one as to which the applicable state licensing authority has indicated its willingness to issue a License upon transfer of possession of the Facilities.

32.6 Except as otherwise specifically permitted herein, all notices, or demands required to be given by either party to the other shall be in writing and shall be sent by (a) personal delivery, (b) expedited delivery service with proof of delivery, (c) United States registered/certified mail, return receipt requested, (d) nationwide courier guaranteeing overnight delivery, such as Federal Express or United Parcel Service, or (e) prepaid telecopy, telegram, telex or fax, addressed to the other party hereto at the address set forth below:

If to Landlord:	c/o MedEquities Realty Trust, Inc.
3100 West End Avenue, Suite 1000
Nashville, TN 37203
Attention: William C. Harlan, President
Telephone: (615) 627-4714
Facsimile No.: None
	E-mail:	wharlan@medequities.com

with copy to:	Michael S. Blass, Esq.
Arent Fox LLP
1675 Broadway, 34th Floor
New York, NY 10019
Telephone: (212) 484-3902
Facsimile No.: (212) 484-3990
	E-mail:	michael.blass@arentfox.com

If to Tenant:	c/o GruenePointe Holdings, LLC
325 North Saint Paul St., Suite 3400
Dallas, TX 75201
Attn: Kenneth A. Kristofek
Telephone: (214) 295-4109
Facsimile No: (214) 295-4101
	E-mail:	k2@gruenerep.com

With a copy to:	OnPointe Management LLC
8820 Horizon Blvd.
Albuquerque, NM 87113
Attention: Jerry Williamson
Telephone:
Facsimile No:
E-mail:

and a copy to:	Kane Russell Coleman & Logan PC
1601 Elm Street
3700 Thanksgiving Tower
Dallas, Texas 75243
Attn: David Pratt
Telephone: (214) 777-4272
Facsimile No: (214) 777-4299
	E-mail:	dpratt@krcl.com

and a copy to:	Richards Rodriguez & Skeith, LLP
816 Congress Ave., Suite 1200
Austin, TX 78701
Attention: Cory Macdonald, Esq.
Telephone:
Facsimile No:
	E-mail:	CMacdonald@rrsfirm.com

or if written notification of a change of address has been sent, to such other party and/or to such other address as may be designated in that written notification. Any such notice or demand shall be deemed to have been given either at the time of personal delivery or in the case of service by mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of telecopy, telegram or telex, upon receipt. Notwithstanding the foregoing, notice sent by telecopy shall be deemed given and effective when sent if and only if a PDF copy of any such notice is also e-mailed immediately to the intended recipients at the e-mail addresses noted above or to such other e-mail addresses as may be designated in a written notification of a change of address.

32.7 Upon demand by either party, Landlord and Tenant agree to execute and deliver a short form lease in recordable form so that the same may be recorded by either party.

32.8 Each party agrees at any time and from time to time, upon not less than ten (10) days prior written request from the other party, to execute, acknowledge and deliver to the other party a statement in writing, certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), the dates to which the Base Rent has been paid, the amount of the Base Rent and security deposit held by Landlord, and whether this Lease is then in default or whether any events have occurred that, with the giving of notice or the passage of time, or both, could constitute a default hereunder and any and all other information reasonably required by Landlord or its Mortgagee/Underlying Lessor; it being intended that any such statement delivered pursuant to this paragraph may be relied upon by any prospective assignee, Mortgagee/Underlying Lessor or purchaser of the fee interest in the Demised Premises or of this Lease.

32.9 All of the provisions of this Lease shall be deemed and construed to be “conditions” and “covenants” as though the words specifically expressing or importing covenants and conditions were used in each separate provision hereof.

32.10 Any reference herein to the termination of this Lease shall be deemed to include any termination hereof by expiration or pursuant to the provisions hereof referring to early termination.

32.11 The headings and titles in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Lease, nor in any way affect this Lease.

32.12 This Lease contains the entire agreement between the parties and any executory agreement hereafter made shall be ineffective to change, modify or discharge it in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification or discharge is sought. This Lease cannot be changed orally or terminated orally.

32.13 Except as otherwise herein expressly provided, the covenants, conditions and agreements in this lease shall bind and inure to the benefit of Landlord and Tenant and their respective successors and assigns.

32.14 All nouns and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons, firm or firms, corporation or corporations, entity or entities or any other thing or things may require.

32.15 If any term or provision of this Lease shall be held invalid or unenforceable to any extent, the remaining terms and provisions of this Lease shall not be affected thereby, and each term and provision shall be valid and enforceable to the fullest extent permitted by law.

32.16 This Lease may be executed in counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxed or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

ARTICLE 33

TRANSFER OF OPERATIONS UPON TERMINATION OF LEASE

33.1 The date on which (i) this Lease either terminates or expires pursuant to its terms or is terminated by either party whether pursuant to a right granted to it hereunder or otherwise, (ii) the date on which Tenant’s right to possession of the Demised Premises is terminated pursuant to a right granted to it hereunder or otherwise, or (iii) the date on which Tenant otherwise abandons the Demised Premises shall be referred to as the “Closing Date” in this Article. On the Closing Date, this Lease shall be deemed and construed as an absolute assignment for purposes of vesting in Landlord (or Landlord’s designee – for purposes of this ARTICLE 33 the term Landlord shall be deemed to mean Landlord’s designee, if applicable)) all of Tenant’s right, title and interest in and to the following intangible property that is now or hereafter used in connection with the operation of the Demised Premises (the “Intangibles”) and an assumption by Landlord of Tenant’s obligations under the Intangibles from and after the Closing Date; provided that, from and after the Closing Date, Tenant shall indemnify, defend and hold harmless Landlord and the other Landlord Parties from and against any claims, losses, costs or damages, including reasonable attorneys’ fees incurred or arising by reason of Tenant’s obligations under the Intangibles prior to the Closing Date:

(a) service contracts and equipment leases for the benefit of the Demised Premises to which Tenant is a party, and that can be terminated without penalty by Tenant within sixty (60) or fewer days’ notice or that Landlord requests be assigned to Landlord pursuant to this ARTICLE 33;

(b) any provider agreements with Medicare, Medicaid or any other third-party payor programs (excluding the right to any reimbursement for periods prior to the Closing Date, as defined above) entered in connection with the Demised Premises to the extent assignable by Tenant;

(c) all existing agreements with residents of the Facilities and any guarantors thereof, to the extent assignable by Tenant (excluding the right to any payments for periods prior to the Closing Date) and any and all patient trust fund accounts; and

(d) at Landlord’s option, the business of Tenant as conducted at the Demised Premises as a going concern, including but not limited to the name of the business conducted thereon and all telephone numbers presently in use therein.

33.2 Landlord shall be responsible for and shall pay all expenses with respect to the Demised Premises accruing on or after 12:01 a.m. on the day of the Closing Date and shall be entitled to receive and retain all revenues from the Demised Premises accruing on or after the Closing Date. Within fifteen (15) business days after the Closing Date, the following adjustments and prorations shall be determined as of the Closing Date:

(a) Taxes and Assessments, if any. If the information as to the actual amount of any of the foregoing taxes and assessments are not available for the tax year in which the Closing Date occurs, the proration of such taxes shall be estimated based upon reasonable information available to the parties, including information disclosed by the local tax office or other public information, and an adjustment shall be made when actual figures are published or otherwise become available.

(b) Tenant will terminate the employment of all employees on the Closing Date and shall be and remain liable for any and all wages, accrued vacation and sick leave pay for employees of the Demised Premises with respect to the period prior to and including the Closing Date.

(c) Landlord shall receive a credit equal to any advance payments by patients of the Facilities to the extent attributable to periods on and after the Closing Date.

(d) The present insurance coverage on the Demised Premises shall be terminated as of the Closing Date and there shall be no proration of insurance premiums.

(e) All other income from, and expenses of, the Demised Premises (other than mortgage interest and principal), including but not limited to public utility charges and deposits, maintenance charges and service charges shall be prorated between Tenant and Landlord as of the Closing Date. Tenant shall, if possible, obtain final utility meter readings as of the Closing Date. To the extent that information for any such proration is not available, Tenant and Landlord shall effect such proration within ninety (90) days after the Closing Date.

(f) Tenant shall be and remain responsible for any employee severance pay and accrued benefits that may be payable as the result of any termination of an employee’s employment on or prior to the Closing Date.

33.3 All necessary arrangements shall be made to provide possession of the Demised Premises to Landlord on the Closing Date, at which time of possession Tenant shall deliver to Landlord all medical records, patient records and other personal information concerning all patients residing at the Facilities as of the Closing Date and other relevant records used or developed in connection with the business conducted at the Demised Premises. Such transfer and delivery shall be in accordance with all applicable laws, rules and regulations concerning the transfer of medical records and other types of patient records.

33.4 For the period commencing on the Closing Date and ending on the date Landlord, or its designee, obtains any and all appropriate state or other governmental licenses and certifications required to operate the Facilities, Tenant hereby agrees that Landlord, or Landlord’s designee, shall have the right, but not the obligation, to manage and operate the Demised Premises, on a triple net basis, and shall be entitled to all revenues of the Demised Premises during such period, and to use any and all licenses, certifications and provider agreements issued to Tenant by any federal, state or other governmental authority for such operation of the Demised Premises, if permitted by any such governmental authorities. If Landlord or its designee exercises the right described above in this Section 33.4, the provisions of this Section 33.4 shall be self-operative and shall constitute a management agreement between Tenant, on the one hand, and Landlord or its designee, on the other hand, on the terms set forth above in this Section 33.4 provided, however, that upon the request of Landlord or its designee, Tenant shall enter into a separate management agreement on the terms set forth in this Section 33.4 and on such other terms and provisions as may be specified by Landlord or its designee.

33.5 Tenant shall provide Landlord with an accounting within fifteen (15) days after the Closing Date of all funds belonging to patients at the Facilities that are held by Tenant in a custodial capacity. Such accounting shall set forth the names of the patients for whom such funds are held, the amounts held on behalf of each such patient and Tenant’s warranty that the accounting is true, correct and complete. Additionally, Tenant, in accordance with all applicable rules and regulations, shall make all necessary arrangements to transfer such funds to a bank account designated by Landlord, and Landlord shall in writing acknowledge receipt of and expressly assume all Tenant’s financial and custodial obligations with respect thereto. Notwithstanding the foregoing, Tenant will indemnify, defend and hold Landlord and any other Landlord Party harmless from and against all liabilities, claims and demands, including reasonable attorney’s fees, in the event the amount of funds, if any, transferred to Landlord’s bank account as provided above, did not represent the full amount of the funds then or thereafter shown to have been delivered to Tenant as custodian that remain undisbursed for the benefit of the patient for whom such funds were deposited, or with respect to any matters relating to patient funds that accrued during the Term.

33.6 All cash, checks and cash equivalent at the Demised Premises and deposits in bank accounts (other than patient trust accounts) relating to the Demised Premises on the Closing Date shall remain Tenant’s property after the Closing Date. Subject to the provisions of ARTICLE 23, all accounts receivable, loans receivable and other receivables of Tenant, whether derived from operation of the Demised Premises or otherwise, shall remain the property of Tenant after the Closing Date. Tenant shall retain full responsibility for the collection thereof. Landlord shall assume responsibility for the billing and collection of payments on account of services rendered by it on and after the Closing Date. In order to facilitate Tenant’s collection efforts, Tenant agrees to deliver to Landlord, within a reasonable time after the Closing Date, a schedule identifying all of those private pay balances owing for the month prior to the Closing Date and Landlord agrees to apply any payments received that are specifically designated as being applicable to services rendered prior to the Closing Date to reduce the pre-Closing Date balances of said patients by promptly remitting said payments to Tenant. All other payments received shall be retained by Landlord as being applicable to services rendered after the Closing Date. Landlord shall cooperate with Tenant in Tenant’s collection of its preclosing accounts receivable. Landlord shall have no liability for uncollectible receivables and shall not be obligated to bear any expense as a result of such activities on behalf of Tenant. Subject to the provisions of ARTICLE 23, Landlord shall remit to Tenant or its assignee those portions of any payments received by Landlord that are specifically designated as repayment or reimbursement arising out of cost reports filed for the cost reporting periods ending on or prior to the Closing Date.

33.7 With respect to residents at the Facilities on the Closing Date, Landlord and Tenant agree as follows:

(a) With respect to Medicare and Medicaid residents, Landlord and Tenant agree that subject to the provisions of ARTICLE 23, payment for in-house residents covered by Medicare or Medicaid on the Closing Date will be made (on a per diem basis) by Medicare or Medicaid under current regulations directly to Tenant for services rendered at the Demised Premises prior to the Closing Date. Said payments shall be the sole responsibility of Tenant and Landlord shall in no way be liable therefor. After the Closing Date, Landlord and Tenant shall each have the right to review supporting books, records and documentation that are in the possession of the other relating to Medicaid or Medicare payments.

(b) If, following the Closing Date, Landlord receives payment from any state or federal agency or third-party provider that represents reimbursement with respect to services provided at the Demised Premises prior to the Closing Date, Landlord agrees that, subject to the provisions of ARTICLE 23, it shall remit such payments to Tenant. Payments by Landlord to Tenant shall be accompanied by a copy of the appropriate remittance.

(c) If, following the Closing Date, Tenant receives payment from any state or federal agency or third-party provider that represents reimbursement with respect to services provided at the Facilities on or after the Closing Date, Tenant agrees that, it shall remit such payments to Landlord. Payments by Tenant to Landlord shall be accompanied by a copy of the appropriate remittance.

33.8 In addition to the obligations required to be performed hereunder by Tenant and Landlord on and after the Closing Date, Tenant and Landlord agree to perform such other acts, and to execute, acknowledge, and/or deliver subsequent to the Closing Date such other instruments, documents and materials, as the other may reasonably request in order to effectuate the consummation of the transaction contemplated herein, including but not limited to any documents or filings that may be required to be delivered by Tenant to Landlord or be filed in order for the transaction contemplated hereunder to be in compliance with all local, state and federal laws, statutes, rules and regulations.

33.9 Tenant for itself, its successors and assigns hereby indemnifies and agrees to defend and hold Landlord and the other Landlord Parties and their respective successors and assigns harmless from and against any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorney’s fees, costs and expenses) that any of them may suffer as a result of the breach by Tenant in the performance of any of its commitments, covenants or obligations under this ARTICLE 33, or with respect to any suits, arbitration proceedings, administrative actions or investigations that relate to the use by Tenant of the Demised Premises during the Term or for any liability that may arise from operation of the Demised Premises as nursing homes during the Term, including without limitation, any amounts due or to be reimbursed to any governmental authority based upon any audit or review of Tenant or of any Facility or the operation thereof and pertaining to the period prior to the Closing Date or any amounts recaptured under Titles XVIII or XIX based upon applicable Medicaid/Medicare recapture regulations. The rights of Landlord under this paragraph are without prejudice to any other remedies not inconsistent herewith that Landlord may have against Tenant pursuant to the terms of this Lease. The foregoing indemnity shall survive the expiration or termination of this Lease, whether due to lapse of time or otherwise.

33.10 So long as the termination of this Lease is not due to a default by Tenant hereunder and provided further that Tenant has performed in accordance with this ARTICLE 33, Landlord for itself, its successors and assigns hereby indemnifies and agrees to defend and hold Tenant and its successors and assigns harmless from any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorney’s fees, costs and expenses) that any of them may suffer as a result of the breach by Landlord in the performance of any of its commitments, covenants or obligations under this ARTICLE 33, or with respect to any suits, arbitration proceedings, administrative actions or investigations that relate to the use of the Demised Premises after the Term or for any liability that may arise from operation of the Demised Premises as a nursing home after the Term. The rights of Tenant under this paragraph are without prejudice to any other remedies not inconsistent herewith that Tenant may have against Landlord pursuant to the terms of this Lease or otherwise.

33.11 Landlord shall have the right, upon five (5) business days’ prior notice to Tenant (unless the facts and circumstance giving rise to the implementation of this ARTICLE 33 involve an Event of Default, in which case no prior notice shall be required), to offset against any monies due Tenant pursuant to the terms of this ARTICLE 33, any amounts due by Tenant to Landlord pursuant to this Lease, including without limitation any amounts due for taxes or insurance premiums.

33.12 Anything to the contrary contained in this ARTICLE 33 notwithstanding, in the event the termination of this Lease is due to a default by Tenant hereunder, none of the provisions of this ARTICLE 33 shall in any way limit, reduce, restrict or modify the rights granted to Landlord pursuant to ARTICLE 21, ARTICLE 22, and ARTICLE 23.

33.13 Landlord and Tenant agree to cooperate with each other in order to effectuate the terms and provisions of this ARTICLE 33.

ARTICLE 34

HAZARDOUS SUBSTANCES

34.1 Tenant shall not install or permit to be installed in the Leased Property, any asbestos or asbestos-containing materials, nor install, permit to be installed, generate, transport, store, treat or dispose of, at the Leased Property any asbestos or any substance containing asbestos or hazardous substance (as hereinafter defined). Except with respect to any hazardous substance or condition that existed at or with respect to the Leased Property as of the Commencement Date, Tenant shall promptly either: (a) remove or remediate any such hazardous substance or condition; or (b) otherwise comply with such federal, state or local laws, rules, regulations or orders, in all such events at Tenant’s sole expense, and provide evidence thereof that is satisfactory to Landlord. If Tenant shall fail to so remove or otherwise comply, Landlord may, after notice to Tenant and the expiration of the earlier of (i) the applicable cure period hereunder or (ii) the cure period permitted under the applicable law, rule, regulation or order, either declare this Lease to be in default or do whatever is necessary to remove or remediate said hazardous substance(s) or condition(s) from the Leased Property or otherwise comply with the applicable law, rule, regulation or order, and Landlord’s costs and expenses in respect thereof shall be due and payable upon demand. Tenant shall give to Landlord and its agents and employees access to the Leased Property for purposes of removing or remediating said asbestos or other hazardous substance(s) or condition(s) and conducting appropriate tests for the purpose of ascertaining compliance with the terms hereof. Tenant shall promptly provide Landlord copies of all communications, permits or agreements with any governmental authority or agency (federal, state or local) or any private entity relating in any way to any hazardous substance or condition.

34.2 For purposes of this ARTICLE 34 “hazardous substance” means any material, chemical, compound or other substance defined or regulated as a hazardous toxic or dangerous substance, contaminant, chemical waste (including medical waste) waste, pollutant or material, or otherwise giving rise to liability, under the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 52 U.S.C. Section 9601 et seq. or any other federal, state or local law, ordinance or regulation relating to the protection of public health or safety, the environment or natural resources, including without limitation any common law theory based on nuisance or strict liability now or at any time in effect applicable to the jurisdiction affecting the Demised Premises (collectively, the “environmental laws”).

34.3 Except as reasonably necessary for or consistent with the permitted use of the Leased Property, Tenant shall not conduct or authorize the generation, transportation, storage, treatment or disposal at the Leased Property of any hazardous substance, without prior written authorization by Landlord, and Tenant’s failure to comply with the foregoing prohibition shall constitute a default under this Lease.

34.4 Except with respect to any hazardous substance or condition that existed at or with respect to the Leased Property as of the Commencement Date, if the presence, release, threat of release or placement on or in the Leased Property, or the generation, transportation, storage, treatment or disposal at the Leased Property of any hazardous substance: (i) gives rise to liability (including, but not limited to, a response action, remedial action or removal action) under any of the environmental laws, (ii) poses a significant threat to public health or safety, or (iii) pollutes or threatens to pollute the environment, then Tenant shall promptly take any and all remedial and removal action necessary to eliminate such liability, threat to public health or safety or pollution, as the case may be, and take all actions to mitigate to the maximum extent possible, liability arising from the hazardous substance, whether or not required by law.

34.5 Tenant shall defend (with counsel reasonably satisfactory to Landlord), indemnify the Landlord Parties and hold the Landlord Parties harmless from and against all loss, cost, damage and expense (including, without limitation, attorneys’ fees and costs incurred in the investigation, defense and settlement of claims) that any Landlord Party may incur as a result of or in connection with (a) the assertion against any Landlord Party of any claim relating to the presence or removal of any asbestos or other hazardous substance at the Leased Property that did not exist at or with respect to the Leased Property as of the Commencement Date, or (b) failure of the Leased Property or any portion of the Leased Property to comply with any and all environmental laws (except with respect to conditions that existed at or with respect to the Leased Property as of the Commencement Date), or (c) the breach by Tenant of any of its covenants contained in this ARTICLE 34. The foregoing indemnity shall survive the expiration or termination of this Lease.

ARTICLE 35

LIMITATION OF LANDLORD’S LIABILITY

35.1 In the event of any conveyance or other divestiture of title to the Leased Property the grantor or the person who is divested of title shall be entirely freed and relieved of all covenants and obligations thereafter accruing hereunder, and the grantee or the person who otherwise succeeds to title shall be deemed to have assumed the covenants and obligations of Landlord thereafter accruing hereunder and shall then be Landlord under this Lease. Notwithstanding anything to the contrary provided in this Lease, if Landlord or any successor in interest of Landlord shall be an individual, partnership, limited liability company, corporation, trust, tenant in common or mortgagee, there shall be absolutely no personal, corporate or entity liability on the part of Landlord or any individual or member of Landlord or any manager, stockholder, director, officer, employee, partner or trustee of Landlord with respect to the terms, covenants or conditions of this Lease, and Tenant shall look solely to the interest of Landlord in the Leased Property for the satisfaction of each and every remedy that Tenant may have for the breach of this Lease; such exculpation from personal, corporate or entity liability to be absolute and without any exception, whatsoever. Anything to the contrary notwithstanding, under no circumstances shall any personal liability attach to or be imposed upon Landlord or any partners, officers, directors, managers, members, agents or employees of Landlord.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Master Lease to be signed by persons authorized so to do on behalf of each of them respectively the day and year first above written.

LANDLORD:

MRT OF SAN ANTONIO TX – SNF I, LLC a Delaware limited liability company

By:	/s/ Jeffery C. Walraven
Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

MRT OF SAN ANTONIO TX – SNF II, LLC a Delaware limited liability company

By:	/s/ Jeffery C. Walraven
Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

MRT OF GRAHAM TX – SNF, LLC a Delaware limited liability company

By:	/s/ Jeffery C. Walraven
Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

MRT OF KEMP TX – SNF, LLC a Delaware limited liability company

By:	/s/ Jeffery C. Walraven
Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

MRT OF KERENS TX – SNF, LLC a Delaware limited liability company

By:	/s/ Jeffery C. Walraven
Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

MRT OF BROWNWOOD TX – SNF, LLC a Delaware limited liability company

By:	/s/ Jeffery C. Walraven
Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

MRT OF EL PASO TX – SNF, LLC a Delaware limited liability company

By:	/s/ Jeffery C. Walraven
Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

MRT OF KAUFMAN TX – SNF, LLC a Delaware limited liability company

By:	/s/ Jeffery C. Walraven
Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

MRT OF LONGVIEW TX – SNF, LLC a Delaware limited liability company

By:	/s/ Jeffery C. Walraven
Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

MRT OF MT. PLEASANT TX – SNF, LLC a Delaware limited liability company

By:	/s/ Jeffery C. Walraven
Jeffrey C. Walraven,
Executive Vice President and Chief Financial Officer

TENANT:

GRUENEPOINTE 1 GRAHAM, LLC a Texas limited liability company

By:	/s/ Jerry Williamson
Print Name:	Jerry Williamson
Title:	President

GRUENEPOINTE 1 EL PASO, LLC a Texas limited liability company

By:	/s/ Jerry Williamson
Print Name:	Jerry Williamson
Title:	President

GRUENEPOINTE 1 KERENS, LLC a Texas limited liability company

By:	/s/ Jerry Williamson
Print Name:	Jerry Williamson
Title:	President

GRUENEPOINTE 1 CASA RIO, LLC a Texas limited liability company

By:	/s/ Jerry Williamson
Print Name:	Jerry Williamson
Title:	President

GRUENEPOINTE 1 RIVER CITY, LLC a Texas limited liability company

By:	/s/ Jerry Williamson
Print Name:	Jerry Williamson
Title:	President

GRUENEPOINTE 1 BROWNWOOD, LLC a Texas limited liability company

By:	/s/ Jerry Williamson
Print Name:	Jerry Williamson
Title:	President

GRUENEPOINTE 1 LONGVIEW, LLC a Texas limited liability company

By:	/s/ Jerry Williamson
Print Name:	Jerry Williamson
Title:	President

GRUENEPOINTE 1 KEMP, LLC a Texas limited liability company

By:	/s/ Jerry Williamson
Print Name:	Jerry Williamson
Title:	President

GRUENEPOINTE 1 MT. PLEASANT, LLC a Texas limited liability company

By:	/s/ Jerry Williamson
Print Name:	Jerry Williamson
Title:	President

GRUENEPOINTE 1 KAUFMAN, LLC a Texas limited liability company

By:	/s/ Jerry Williamson
Print Name:	Jerry Williamson
Title:	President

EXHIBIT A

FACILITIES

Facility Name	Address	Lic. Beds
Casa Rio Health Care and Rehabilitation	6211 S New Braunfels Avenue, San Antonio, 78223, Bexar County	124

Graham Oaks Care Center[1]	1325 First Street Graham, 76450 Young County	120

Greenhill Villas	2530 Greenhill Road, Mount Pleasant, 75455-6744, Titus County	150

Kemp Care Center	1351 South Elm Street, Kemp, 75143, Kaufman County	124

Kerens Care Center	809 NE 4th Street, Kerens, 75144 Navarro County	70

River City Care Center	921 Nolan Street, San Antonio, 78202, Bexar County	100

Songbird Lodge	2500 Songbird Circle, Brownwood, 76801, Brown County	125

Sunflower Park Health Care	1803 Highway 243 East, Kaufman, 75142, Kaufman County	92

St. Teresa Nursing and Rehabilitation Center	10350 Montana Avenue, El Paso, 79925, El Paso County	124

Whispering Pines Lodge I LLP	2131 Alpine Road, Longview, 75601, Gregg County	116

[1]	Graham Oaks Care Center is intended to be added following the Closing in accordance with the terms of the Letter Agreement, dated July 29, 2015, between Landlord and Tenant.

A-1

EXHIBIT B

LEGAL DESCRIPTIONS OF LAND

Kerens

PARCEL ONE:

All that certain lot, tract or parcel of land, situated in the City of Kerens, Navarro County, Texas, a part of the Daniel Addition according to the Plat recorded in Volume 493, Page 185, Navarro County, Texas, Deed Records, and which is more particularly described as follows.

BEGINNING at the intersection of the North line of 4th Street and the East line of Margaret Avenue

THENCE Eastward with the North line of 4th Street 300 feet to the intersection of the West line of Lella Avenue and North line of 4th Street;

THENCE North with the West line of Lella Avenue 600 feet to the intersection of the South line of 6th Street and West line Lella Avenue,

THENCE Westward 300 feet to the intersection of East line of Margaret Avenue and South line of 6th Street;

THENCE with the East line of Margaret Avenue 600 feet to the PLACE OF BEGINNING.

PARCEL TWO:

A right of way over and across all that certain lot, tract or parcel of land being a 33’ wide strip of land, a portion of that certain 95.6 acre tract in the Hiram Bush Survey, Navaro County, Texas, Known as the Joe M Daniel Block 3 described in Volume 621, Page 585, Deed Records of Navarro County, Texas, with the center line of said right of way being a straight line described as follows.

BEGINNING at the Southwest corner of the Joe M. Daniel Brock 3;

THENCE N 29 deg. 50’ W a distance of 1,240 feet to a point;

THENCE N 60 deg. 10’ E a distance of 255 feet 3 inches to a point for the PLACE OF BEGINNING of the center line of such right of way;

THENCE N 29 deg. 50’ W to the point of intersection with the existing City of Kerens, Texas, sewer line, the PLACE OF ENDING of the center line of such right of way

And further described as Tract 46A. H. Bush Abstract, by the Navarro Central Appraisal District (formerly R07607, and now Account No. 31518)

KEMP

Lot 1 Block 1. of Kemp Health Care Addition, an addition to the City of Kemp, in kaufman County Texas, according to the Map or Plat thereof recorded in Cabinet 3 Page 184. Plat Records of kaufman County. Texas, and Document No. 2012-0018091 of the Official Public Records of kaufman County, Texas

SUNFLOWER

TRACT 1:

All that certain lot, tract or parcel of land, part of the Thomas Beedy Survey, Abstract No. 21, Kaufman County, Texas, part of that certain called 7.338 acre tract conveyed to Ricky R. Vrzalik, el al from Andrew J. Kupper, and wife on January 13, 1988 and recorded in Volume 917, Page 85 of the Deed Records of Kaufman County, Texas, and being more particularly described by metes and bounds on Exhibit “A-1” attached hereto and made a part hereof.

TRACT 2:

All that certain lot, tract or parcel of land, part of the Thomas Beedy Survey, Abstract No. 21, Kaufman County, Texas, part of that certain called 3,551 acre tract conveyed to Dorothea Spencer by Ricky R. Vrzalik, etal on March 30, 1990, recorded in Volume 987, Page 334 of the Deed Records of Kaufman County, Texas, and being more particularly described by metes and bounds on Exhibit “A-2” attached hereto and made a part hereof.

TRACT 3:

All that certain lot, tract or parcel of land, part of the Thomas Beedy Survey, Abstract No. 21, Kaufman County, Texas, part of that certain called 3.551 acre tract conveyed to Dorothea Spencer by Ricky Ft Vrzalik, etal on March 30, 1990, recorded in Volume 987, Page 334 of the Deed Records of Kaufman County, Texas, and being more particularly described by metes and hounds on Exhibit “A-3” attached hereto and made a part hereof.

SUNFLOWER

EXHIBIT “A-1”

All that certain lot, tract or parcel of land, part of the Thomas Beedy Survey, Abstract No. 21, Kaufman County, Texas, part of that certain called 7.338 acre tract conveyed to Ricky R Vrzalik, et al from Andrew J. Kupper, and wife on January 13, 1988 and recorded in Volume 917, Page 85 of the Deed Records of Kaufman County. Texas and being more completely described as follows, to wit:

BEGINNING at an iron rod for corner in the Northwest line of the above mentioned 7.338 acre tract and being N 45 deg. 45 min. 31 sec. E 265.85 feet from the Southwest corner of same;

THENCE N 45 deg. 45 min. 31 sec. E, with the Northwest line of said 7.338 acre tract, a distance of 346.48 feet to an iron rod at the North or Northwest corner of same, in the South right of way line of Old State Highway No. 243 and being in a curve, the radius point of which bears N 34 deg. 08 min. 51 sec. E- 1960.00 feet;

THENCE in an Easterly direction with said right of way line and said curve to the left, the angle of which is 4 deg. 49 min. 25 sec., the radius is 1960.00 feet, the tangent is 82.55 and the length is 165.00 feet, a distance of 51.19 feet to an iron rod for corner;

THENCE S 45 deg. 45 min. 31 sec. W, a distance of 159.83 foot to an iron rod for corner;

THENCE S 60 deg. 40 min. 34 sec. E, a distance of 239.72 feet to an iron rod for corner;

THENCE S 30 deg. 56 min. 56 sec. W, a distance of 248.90 feet to an iron rod in the South line of the above mentioned 7.338 acre tract and in the North right of way line of State Highway No. 243;

THENCE N 84 deg. 33 min. 19 sec. W, with said South line and with said right of way line, a distance of 279.00 feet to an iron rod for corner;

THENCE N 5 deg. 43 min. 35 sec. E, a distance of 203.36 feet to the PLACE OF BEGINNING, containing 2.391 acres of land, more or less.

SUNFLOWER

EXHIBIT “A-2”

All that certain lot, tract or parcel of land, part of the Thomas Beedy Survey Abstract No. 21, Kaufman County, Texas, part of that certain called 3.551 acre tract conveyed to Dorothea Spencer by Ricky R. Vrzalik, et al on March 30, 1990, recorded in Volume 987, Page 334 of the Deed Records of Kaufman County, Texas, and being more completely described as follows, to wit:

BEGINNING at a 3/8” iron rod found at the East corner of the above mentioned 3.551 acre tract and being in the Southwest right of way line of Old State Highway No. 243;

THENCE S 30 deg. 56 min. 56 sec. W, with the Southeast line of said 3.551 acre tract, a distance of 150.06 ft. to a 3/8” iron found at the Southerly East corner of the Spen-Kar, Inc. 2.391 acre tract, recorded in Volume 1023, Page 698 of the Deed Records of Kaufman County, Texas;

THENCE N 60 deg. 40 min 34 sec. W, with the Southerly Northeast line of said 2.391 acre tract, a distance of 239.72 ft. to a 3/8” iron rod found at an ell corner of same;

THENCE N 45 deg. 45 min. 31 sec. E, with the Northerly Southeast line of said 2.391 acre tract, a distance of 159.83 ft. to a 3/8” iron rod found at the Northerly East corner of same, in the Northeast line of the above mentioned 3.551 acre tract, in the Southwest right of way line of Old State Highway No. 243 and being in a curve to the left, the radius point of which bears N 32 deg. 39 min. 04 sec. E, 1960.00 ft.;

THENCE in an Easterly direction with said right of way line and with said curve to the left, the angle of which is 3 deg. 19 min. 38 sec., the radius is 1960.00 ft. and the tangent is 56.92 ft. a distance of 113.82 ft. to a 3/8” iron rod found at the P.T. of said curve to the left;

THENCE S 60 deg. 40 min. 34 sec. E, continuing with the Southwest right of way line of Old State Highway No. 243, a distance of 85.00 ft. to the POINT OF BEGINNING, containing 0.760 of an acre of land, more or less.

SUNFLOWER

EXHIBIT “A-3”

All that certain lot, tract or parcel of land, part of the Thomas Beedy Survey, Abstract No. 21, Kaufman County, Texas, part of that certain called 3.551 acre tract conveyed to Dorothea Spencer by Ricky R, Vrzalik, etal on March 30, 1990, recorded in Volume 987, Page 334 of the Deed Records of Kaufman County, Texas, and being more completely described as follows, to wit:

BEGINNING at a 3/8” iron rod found at the West corner of the above mentioned 3.551 acre tract, in the Southeast line of Collage Heights Addition, recorded in Volume 127, Page 302 of the Deed Records of Kaufman County, Texas and being in the North right of way line of State Highway No. 243;

THENCE N 45 deg. 45 min. 31 sec. E, with the Northwest line of said 3.551 acre tract, a distance of 265.85 ft. to a 3/8” iron rod found at the Northwest corner of the Spen-Kar, Inc. 2.391 acre tract, recorded in Volume 1023, Page 098 of the Deed Records of Kaufman County, Texas;

THENCE S 6 deg. 43 min. 35 sec. W, with the West line of said 2.391 acre tract, a distance of 203.36 ft. to a 3/8” iron rod found at the Southwest corner of same, in the South line of said 3.551 acre tract and being in the North right of way line of State Highway No. 243;

THENCE N 84 deg. 33 min. 19 sec. W, with the North right of way tine of State Highway No. 243, a distance of 85.45 ft. to a 3/8” iron rod found at the P.C. of at curve to the right, the radius point of which bears N 5 deg. 26 min. 41 sec. E, 5670.00 ft.,

THENCE, continuing with said right of way line and with said curve to the right, the angle of which is 0 deg. 51 min. 52 sec., the radius is 5670.00 ft. and the tangent is 42.78 ft., a distance of 85.55 ft. to the POINT OF BEGINNING, containing 0.400 of an acre of land, more or less.

CASA RIO

Lot 2, Block 1. New City Block 10934 Highland Hills Village, in the City of San Antonio, Bexar County, Texas, according to the map or plat thereof recorded in Volume 9609, Page 34, of the Dead and Plat Records of Bexar County, Texas.

RIVER CITY

0.992 of an acre of land, more or less, being comprised of Lots 15, 16, 17 and 18, Block G, New City Block 1659, ORIGINAL CITY LOT 11, RANGE 4, DISTRICT 1, San Antonio, Bexar County, Texas: as shown on the City of San Antonio Engineers Section Map No. 28, and being the same tract of land conveyed to River City Life Care, Inc. of record in Volume 10463, Page 1816, Official Public Records or Bexar County, Texas. Said 0.992 acre tract being more particularly described by metes and bounds in Exhibit “A” attached hereto and made a part hereof.

ST. TERESA

LOT 1, Block 1, Montana Skilled Nursing Subdivision, an addition to the City of El Paso, El Paso County, Texas, according to the map thereof recorded under instrument No. 20120023088, Real Property Records of El Paso County, Texas.

GREENHILL

Tract 1: Fee Simple Estate

BEING all that certain tract or parcel of land situated in the Prior Horton Survey, A 265, located about 2.35 miles N 6º W from the City of Mt. Pleasant. Titus County, Texas; being a part of that certain 20.594 acres described in a Deed from Houston Thomas and wife, Ellen Thomas to Mt. Pleasant Land Development, dated September 12, 2007, recorded in Vol. 1968, Page 5, Real Property Records of Titus County, Texas; and being more particularly described as follows:

COMMENCING at a 5/8” rebar found on the Southeast corner of said 20.594 acre tract, being on the Northeast corner of a 7.93 acre tract described as Third Tract in a Deed to Cathy Lynn Shurbet, dated October 19, 2005 recorded in Vol. 1773, Page 2, Real Property Records, and being on the West boundary line of 2,841 acre tract Save & Excepted by Timothy R. Taylor and wife. Charissa D Taylor, dated September 4, 2004, recorded in Vol. 1657, Page 62, Real Property Records:

THENCE S 88º 50’ 50“ W along the South boundary line of said 20.594 acre tract a distance of 517.81 feet to a 1/2” rebar set for a corner, and being on the Point of Beginning;

THENCE S 88º 50’ 50“ W along the South boundary line of said 20.594 acre tract a distance of 465.46 feet to a 1/2” rebar marked with a “COOPER” cap found on the most Southerly Southwest corner of said 20.594 acre tract, being on the North boundary line of a 6 acre tract described as First Tract in said Part Deed (v. 1773, p. 2), and being on the Southeast corner of a CALLED 2 acre tract described in a Deed to Mrs. Lida E. Moore, dated August 7, 1951, recorded in Vol. 185, Page 490, Deed Records;

THENCE in a Northerly direction as follows:

N 1º 41’ 12“ W a distance of 291.16 feet to a 1/2” rebar marked with a “COOPER” cap found on an internal angle corner of said 20.594 acre tract, and being on the Northeast corner of said CALLED 2 acre tract,

S 89º 13’ 00“ W a distance of 15.30 feet to a 1/2” rebar set, and

N 14º 03’ 27“ W a distance of 252.21 feet to a 1/2” rebar set on the South boundary line of a 2.637 acre Access Easement surveyed this 1st date of July, 2008 out of said 20.594 acre tract;

THENCE S 89º 50’ 49“ E along the south boundary line of said Access Easement a distance of 562.92 Feet to a 1/2” rebar set for a corner;

THENCE in a Southerly direction as follows:

S 0° 09’ 11“ W a distance of 47.43 feet to a 1/2” rebar set,

S 15° 11’ 37“ E a distance of 350.97 feet to a 1/2” rebar set,

S 74° 48’ 23“ W a distance of 132.04 feet to a 1/2” rebar set, and

S 12° 33’ 54“ E a distance of 106.42 feet to the PLACE OF BEGINNING and containing 6.467 acres of land, more or less.

Tract 2: Easement Estate

As established and defined by Easement Deed executed by Cathy Lynn Shurbet Parr to Mt. Pleasant Land Development, L.L.C., filed for record on February 7, 2008, and recorded under County Clerk’s File No. 200800000729, Real Property Records of Titus County, Texas.

Tract 3: Easement Estate

As established and defined by that Declaration of Access Easement executed by Mt. Pleasant Land Development LLC, a Texas limited liability company, effectively dated August 7, 2008, filed for record on August 18, 2008, and recorded under County Clerk’s File No. 200800004567, Real Property Records of Titus County, Texas.

Tract 4: Easement Estate

WHISPERING PINES

Exhibit A

Legal Description

BEING 4.96 acres of land located in the Alex Jordan Survey, A-262, City of Longview, Gregg County, Texas, said 4.96 acres being all of Lot 1 and part of Lot 2, Block 8215, Jefferson Village East, Unit 1 according to the Correction Plat of said Block 8215 recorded in Volume 1255, Page 307, Deed Records, Gregg County, Texas, also being a part of a called 14.48 acre tract recorded in Volume 2499, Page 327, Public Official Records, Gregg County, Texas, said 4.96 acres being more particularly described as follows:

BEGINNING at a 1/2” iron rod set at the intersection of the South ROW line of Eden Drive and the West ROW line of Alpine Road for corner, said corner being the Northeast corner of said Lot 1, Block 8215 of said Jefferson Village East—Unit 1, same being the Northeast corner of said called 14.48 acre tract and PLACE OF BEGINNING of the herein described 4.96 acre tract of land;

THENCE S 45 deg. 20 min. 00 sec. W, 329.80 feet along the West ROW line of said Alpine road, same being the East line of said Lot 1, Block 8215 and said called 14.48 acre tract to a 1/2 inch iron rod set in same for angle point of this tract;

THENCE S 47 deg. 50 min. 00 sec. W, 389.63 feet along the West ROW line of said Alpine Road, same being the East line of said Lot 2 and Lot 2, Block 8215, and called 7.24 acre tract to a 1/2 inch iron rod set in same for the Southwest corner of the herein described 4.96 acre tract of land;

THENCE N 42 deg. 10 min 00 sec. W, 250.00 feet to a 1/2 inch iron rod set for an angle point of this tract;

THENCE N 01 deg. 09 min. 00 sec. W, 245.50 feet to a 1/2 inch iron rod set in the South ROW line of said Eden Drive for corner, said corner also being in the North line of said Lot 2, Block 8215 and said 14.48 acre tract for the Northwest corner of the herein described 4.96 acre tract of land;

THENCE N 88 deg. 50 min. 26 sec. E, 88.21 feet along the South ROW line of said Eden Drive to a 1/2 inch iron rod set in same for angle point of this tract;

THENCE S 87 deg. 46 min. 01 sec. E, 84.50 feet along the South ROW line of said Eden Drive to a PK nail set in concrete for angle point of this tract;

THENCE S 86 deg. 06 min. 00 sec. E, 526.70 feet along the South ROW line of said Eden Drive to the PLACE OF BEGINNING and containing 4.96 acres of land.

SONGBIRD LODGE

Exhibit A

Legal Description

Tract 1:

All of that certain 4.00 acre tract, lot, or parcel of land being out of the Taylor Smith Survey No. 600, Abstract No. 821, being situated in the City of Brownwood, Brown County, Texas, 3.06895 miles, S 12°29’22.8” W, of the Court House of Brown County, Texas, and being 23.37513 miles, N 39 39°03’04.8“E, of the Geographical Center of the State of Texas, and being more particularly described by metes and bounds on Exhibit “A-1” attached hereto and made a part hereof.

Tract 2:

Those certain non-exclusive easements for ingress to and from Tract 1 as described herein and a recognized public roadway, and being described in three parcels as follows:

Parcel 1:

Along the Northwest 25 feet of what is depicted as “Alamo Street” on that certain plat prepared by George M. Amthor, III, R.P.L.S. dated August 23, 1991, which said plat is attached hereto as Exhibit “B” and made a part hereof beginning at the intersection of the centerline of the said “Alamo Street”, and continuing Northeasterly to the intersection of said centerline with the Northwest line of an unnamed street adjoining the 4.0 acre tract hereby conveyed along its Northeast line;

Parcel 2:

A 50 foot wide roadway along the Northeast line of the 4.0 acre tract hereby conveyed, the centerline of which begins at the intersection of the centerline of an unnamed street and the centerline of “Alamo Street” as shown on the said George M. Amthor, III, plat, and running South 21 degrees, 24 minutes, 00 seconds East 398.95 feet to the end of this; and

Parcel 3:

A 50 foot wide roadway along the Southwest line of the 4.0 acre tract hereby conveyed, the centerline of which begins at the intersection of the centerline of another unnamed street and the center line of the said “Alamo Street” as shown on the said George M. Amthor, III, plat, and running North 21 degrees, 19 minutes, 38 seconds, West 398.95 feet to the end of this.

EXHIBIT “A-1”

All of that certain 4.00 acre tract, lot, or parcel of land being out of the Taylor Smith Survey No. 600, Abstract No. 821, being situated in the City of Brownwood, Brown County, Texas, 3.06895 miles, S 12°29’22.8” W, of the Court House of Brown County, Texas, and being 23.37513 miles, N 39 39°03’04.8“ E, of the Geographical Center of the State of Texas, and being the same land as conveyed by Deed from Howard Payne University to R. U. S. Inc, dated October 7, 1991, being of record in Volume 1091, Page 255, of the Real Property Records of Brown County, Texas, and being more particularly described by metes and bounds as follows:

BEGINNING at a 1/2” iron rod found in place in the intersection of the northerly line of Alamo Street and the Easterly line of Songbird Circle, being the SWC of said 4 acre tract, for the South West Corner of this;

THENCE North 21 degrees 30 minutes 06 seconds West, with the east line of said Songbird Circle, 373.75 feet to a 1/2” iron rod found in place, being the NWC of said 4 acre tract, and the SWC of same land as conveyed as a 3.155 acre tract, and described in a deed to Redstone Park L.P., dated April 5, 1996, being of record in Volume 1224, Page 827, of the Real Property Records of Brown County, Texas, for the North West Corner of this;

THENCE North 68 degrees 24 minutes 41 seconds East, with southerly line of said 3.155 acre tract, and the northerly line of said 4.00 acre tract, 465.67 feet to a 1/2” iron rod found in the Westerly line of said Songbird Circle, being the SEC of said 3.155 acre tract, and the NEC of said 4.00 acre tract, for the North East Corner of this;

THENCE South 21 degrees 36 minutes 46 seconds East, with the westerly line of said Songbird Circle, 374.14 feet to a 1/2” iron rod found at the intersection of the northerly line of said Alamo Street, being the SEC of said 4.00 acre tract, for the South East Corner of this;

THENCE South 68 degrees 27 minutes 33 seconds West, with the northerly line of said Alamo Street, 466.40 feet to the Place of Beginning and calculated to contain 4.00 acres of land in area.

Special Warranty Deed- Songbird Lodge

GRAHAM OAKS

EXHIBIT “A”

A tract of land containing 6.05 acres, more or less, being part of Block 114 out of the Bell Hill Survey, Abstract No. 137 and being the same tract as described in a deed from Graham Oaks, Inc. to Graham Oaks Associates, L.P., recorded in Volume 754, Page 153, of the Deed Records of Young County, Texas, being more particularly described as follows:

Beginning at a 5/8 inch inch rod set in the north line of First Street and at the southeast corner of a 20 foot alley as shown on a plat of Morningside Addition to the City of Graham, recorded in Volume I, Page 179, of the Plot Records of Young County, Texas, said iron rod being the southwest corner of the tract described in a deed from Graham Oaks, Inc., to Graham Oaks Associates, L.P. recorded in Volume 754, Page 153, of the Deed Records of Young County, Texas;

Thence with the east line of said alley, North 00 degrees 19 minutes 31 seconds East for a distance of 599.00 feet to an “X” set in concrete for corner in the south line of a called 8.5 acre tract described in a deed recorded in Volume 404, Page 538, of the Deed Records of Young County, Texas;

Thence with the south line of said 8.5 acre tract, South 89 degrees 40 minutes 29 seconds East for a distance of 440.00 feet to a 5/8 inch iron rod set for corner at the northwest corner of a called 47.8 acre tract;

Thence with the northernmost west line of said 47.8 acre tract, South 00 degrees 19 minutes 31 seconds West for a distance of 599.00 to a 5/8 inch iron rod set for corner in the north R.O.W. line of First Street;

Thence with the North R.O.W. line of First Street, North 89 degrees 40 minutes 29 seconds West for a distance of 440.00 feet to the point of beginning.